Exhibit 10.3

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

BY AND AMONG

ISRAEL DISCOUNT BANK OF NEW YORK, as Agent,

THE LENDERS PARTY HERETO FROM TIME TO TIME

-AND-

COUNSEL RB CAPITAL LLC, as Borrower

June 2, 2009

i

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT dated as of June 2, 2009, is by and among ISRAEL DISCOUNT BANK OF NEW YORK, a New York banking corporation as agent (in such capacity, “Agent”) for itself and the other lenders signatory hereto from time to time (collectively referred to herein as “Lenders”) and COUNSEL RB CAPITAL LLC, a Delaware limited liability company (“Borrower”).

The parties hereto agree as follows:

SECTION 1
DEFINITIONS

1.1           The following terms as used in this Loan and Security Agreement shall have the meanings hereinafter provided:

“Advances”:  Advances under the Revolving Loan made by Lenders from time to time at their discretion pursuant to Section 2.1(a).  Any such advances shall be based upon a percentage (in Required Lender’s discretion) of Borrower’s cost of real estate, inventory and/or accounts receivable purchased from time to time by Borrower together with Eligible Assets against which Lenders have made advances hereunder.  Any such assets must be (a) purchased by Borrower for resale in bulk, by turnkey sale, private treaty sale, orderly liquidation sale, webcast sale, timed online auction sale or public auction, (b) saleable by Borrower within the applicable Holding Period and (c) acceptable to Agent in its discretion.

“Affiliate”:  Any —

(a)           Person that directly or indirectly owns, controls, or holds with power to vote, ten (10%) percent or more of the membership interests of Borrower;

(b)           Person, ten (10%) percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by Borrower, or by a Person that directly or indirectly owns, controls, or holds with power to vote, ten (10%) percent or more of the membership interests of Borrower, other than a Person that holds such securities:

(1)           in fiduciary or agency capacity without sole discretionary power to vote such securities; or

(2)           solely to secure a debt, if such Person has not in fact exercised such power to vote;

(c)           Person whose business is operated under a lease or operating agreement by Borrower, or any Person substantially all of whose property is operated under an operating agreement with Borrower; or

(d)           Person that operates the business or substantially all of the property of Borrower under a lease or operating agreement.

“Agreement”:  The contents hereof together with the contents of any and all schedules and exhibits annexed hereto and all of which are made a part hereof and all other writings and any amendments, modifications, extensions, renewals and/or supplements thereto submitted by Borrower to Agent pursuant hereto, all of which are incorporated herein by reference as though fully set forth herein at length.

“Bankruptcy Code”:  Title 11 of the United States Code, 11 U.S.C. §§101 et seq., as amended from time to time.

“Base Rate”:  For any day, a floating rate equal to the rate established from time to time by Israel Discount Bank of New York as its “prime rate”, which is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Each change in any interest rate provided for in the Agreement based upon the Base Rate shall take effect at the time of such change in the Base Rate.

“Blocked Account”:  The blocked loan security account maintained by Borrower with Agent over which Agent alone shall have the power of withdrawal.

“Board”:  The Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing Availability”: As of any date of determination the lesser of (a) the Maximum Loan Amount and (b) the Borrowing Base, in each case, less the sum of the aggregate amount of the Revolving Loan then outstanding.

“Borrowing Base”: The difference between:

(a)           the lesser of (i) two times Capital Funds and (ii) the lesser of (1) up to seventy-five percent (75%) (or such lesser rate as Lender in its sole discretion may deem appropriate from time to time) of Borrower’s cost for Eligible Assets or (2) up to eighty-five percent (85%) (or such lesser rate as Agent in its sole discretion may deem appropriate from time to time) of the Net Orderly Liquidation Value of Eligible Assets; less

(b)           any reserves established by Agent from time to time in its sole discretion.

“Borrowing Base Certificate”:  The borrowing base certificate in the form of Exhibit A annexed hereto and made a part hereof.

“Business Day”:  Any day, other than a Saturday, Sunday or legal holiday in the State of New York on which banks are open for substantially all their banking business in New York.

“Capital Expenditures”:  For any period, with respect to any Person, the aggregate of all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on the balance sheet of such Person.

“Capital Funds”: The sum of Borrower's Tangible Net Worth plus Subordinated Indebtedness.

“Capital Guideline”:  Any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful, and including, without limitation, any law, rule, regulation, policy, guideline or directive contemplated by the report dated June, 2004 entitled “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” issued by the Basle Committee on Banking Regulations and Supervisory Practices): (a) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank’s capital or similar matters, or (b) affecting the amount of capital required to be obtained or maintained by a Lender or the manner in which a Lender allocates capital to any of its contingent liabilities, advances, commitments, assets or liabilities.

“Capitalized Lease Obligation”:  An obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property which obligation is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with GAAP, and for purposes hereof the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control”:  Any event, transaction or occurrence as a result of which (a) the current Stockholders cease to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of Borrower, (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election was approved by the board of directors of Borrower or the Stockholders of Borrower) cease for any reason to constitute a majority of the directors then in office, or (c) any one or more of Adam Reich and Jonathan Reich shall no longer be a member of Borrower’s senior management having substantially the same duties and responsibilities as on the Closing Date.

“Closing Date”:  The date of this Agreement.

“Collateral”:  All of the following assets property, interests and/or rights of Borrower on or in which a Lien is granted to Agent, for the benefit of itself and the Lenders, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(a)           accounts and all other forms of obligations owing to Borrower arising out of the sale, lease, license or assignment of goods or other property;

(b)           chattel paper (whether tangible or electronic);

(c)           commercial tort claims;

(d)           computer hardware and software and all rights with respect thereto, including, without limitation, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(e)           deposit accounts;

(f)           documents;

(g)           equipment;

(h)           fixtures;

(i)           general intangibles (including all payment intangibles);

(j)           goods (including inventory, equipment, fixtures and any and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefore);

(k)           instruments (including promissory notes);

(l)           inventory;

(m)           letter-of-credit rights (whether or not the letter of credit is evidenced by a writing);

(n)           securities and all other investment property, including, without limitation, certificated securities, uncertificated securities, and security entitlements;

(o)           supporting obligations; and

(p)           any other contract rights or rights to the payment of money, insurance claims and proceeds.

“Controlled Group”:  As such term is defined in the Internal Revenue Code of 1986, as amended.

“Counsel Corporation Letter Agreement”:  The letter agreement dated on or about the Closing date by Counsel Corporation in favor of Agent, for the benefit of itself and the Lenders, as the same may be modified, amended, supplemented or restated from time to time.

“Default”:  Any condition or the occurrence of any event which after the giving of notice or lapse of time or both would constitute an Event of Default.

“Default Rate”:  An annual rate of interest equal to five (5%) percent greater than the Interest Rate.

“Document List”:  The document list in the form of Exhibit B attached hereto and made a part hereof.

“Eligible Assets”:  Borrower’s interest in used manufacturing or industrial equipment, industrial inventory and scrap and salvage materials (including without limitation, machine tools and processing equipment), alone or in partnership, for resale in bulk, through liquidations, private sale (also known as private treaty) or in auctions to be conducted by liquidators acceptable to Agent.  Eligible Assets must be saleable by Borrower within the applicable Holding Period and must otherwise be acceptable to Agent in its discretion.  Eligible Assets shall exclude assets having any of the following characteristics:

(i)             assets that are subject to any Lien other than in favor of the Agent for the benefit of itself and the Lenders;

(ii)            assets that are located outside of the continental United States or Canada;

(iii)           assets in which the Agent, for the benefit of itself and the Lenders, does not hold a first priority security interest;

(iv)           assets that are not covered by standard “all risk” insurance for an amount equal to its forced liquidation value;

(vi)           assets that require proprietary software in order to operate as intended when such software is not freely assignable to Agent or any potential purchaser of such assets, or where such assets can be freely sold without the accompanying software;

(vii)           assets for which Agent has not been provided a report prepared by Borrower which includes the following information: (A) a detailed description of such assets, (B) Borrower’s cost for such assets, (C) Borrower’s internal appraisal of such assets, (D) the expected resale price per item, (E) the name of the Person selling such assets to Borrower, (F) the circumstances giving rise to Borrower’s purchase (seller bankruptcy or liquidation, for example), (G) Borrower’s selling strategy including, if applicable, estimated auction or sale dates, (H) location of such assets from the date of acquisition through such auction or other sale and (I) such other information as Agent may reasonably request from time to time;

(viii)           assets owned by Borrower for more than the applicable Holding Period; and

(ix)              assets otherwise deemed unacceptable by Agent in its sole discretion.

“ERISA”:  The Employee Retirement Income Security Act of 1974.

“Event of Default”:  Any one or more of the occurrences described in Section 8.

“Fair Labor Standards Act”:  The Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“Final Maturity Date”: June 2, 2010.

“GAAP”:  Generally accepted accounting principles in effect from time to time in the United States of America or Canada, as applicable, applied on a consistent basis.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by Borrower and Agent, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.  Unless otherwise indicated, “GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Authority”:  Any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness”:  As to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount (as calculated in accordance with GAAP) of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum stated or determinable amount (as calculated in accordance with GAAP) for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guarantors”:  Collectively and individually, (a) Counsel Corporation, an Ontario corporation, (b) Kind Chin Associates LLC, a California limited liability company, (c) C2 Global Technologies Inc., a Florida corporation, (d) Forsons Equity, LLC, a New York limited liability company, (e) Adam Reich, (f) Jonathan Reich, and (g) any other Person guaranteeing the Obligations of Borrower to Lender from time to time.

“Guaranty Agreements”:  Collectively and individually, each guaranty agreement executed by a Guarantor in favor of Agent, for the benefit of itself and the Lenders, as the same may be modified, amended, supplemented or restated from time to time.

“Holding Period”:  150 days for Eligible Assets not purchased for sale or other disposition by Borrower through an orderly liquidation, provided, that Agent may, in its sole discretion, extend this time period for an additional 30 days, upon Borrower’s written request and agreement to pay the extension fee described in Section 2.4(d); and 180 days for Eligible Assets to be sold or disposed of by Borrower through an orderly liquidation.

“IDB”: Israel Discount Bank of New York, a New York banking corporation.

“Indebtedness”:  With respect to any Person at any date, without duplication (a) all indebtedness of such Person for borrowed money (including, as to Borrower, the Obligations), (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business that are unsecured and are not overdue by more than six months unless contested in good faith), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptances, letters of credit or similar facilities, (g) all Guaranteed Indebtedness of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (i) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, and (j) all obligations of such Person, contingent or otherwise, with respect to performance bonds, appeal bonds and surety bonds.

“Intangible Assets”:  The amount of all assets of Borrower required to be classified as intangible assets in accordance with GAAP, including, without limitation, goodwill, patents, copyrights, trademarks, trademark rights, tradenames, licenses, deferred financing fees, and research and development costs.

“Interest Payment Date”:  The first Business Day of each calendar month while such Loan is outstanding and the Termination Date.

“Interest Rate”:  The greater of (a) the Base Rate plus one and one half percent (1.5%) per annum and (b) five percent (5.00%) per annum.

“Lenders’ Rights and Remedies”:  All of the rights and remedies of Agent and the Lenders described in Section 9.

“Liens”:  All mortgages, liens, judicial liens, encumbrances, security interests, charges, pledges, hypothecations, assignments, conditional sale or other title retention agreements, and the like, relating to any real or personal property interest of Borrower whether legal or equitable.

“Loan Documents”:  Collectively and individually, this Agreement, the Notes, the Guaranty Agreements, the Subordination Agreements, the Counsel Corporation Letter Agreement and all other documents, instruments, writings and agreements related thereto.

“Material Adverse Effect”:  A material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Borrower, (b) Borrower’s ability to pay any of the Obligations in accordance with the terms of this Agreement, (c) the Collateral, or the Lien of Agent, for the benefit of itself and the Lenders, on the Collateral or the priority of such Lien, or (d) Agents and Lenders’ rights and remedies under this Agreement and the other Loan Documents.

“Maximum Loan Amount”: Seven Million Five Hundred Thousand Dollars ($7,500,000).

“Net Cash Proceeds”:  In connection with any asset sale, the cash proceeds (including any cash payments received by way of deferred payment whether pursuant to a note, installment receivable or otherwise, but only as and when actually received) from such asset sale, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, brokerage commissions and amounts required to be applied to the repayment of any portion of the Indebtedness secured by a Lien not prohibited hereunder on the asset which is the subject of such sale, (ii) taxes paid or reasonably estimated to be payable as a result of such asset sale, and (iii) any and all other customary closing costs.

“Net Orderly Liquidation Value”:   A professional opinion of the estimated most probable Net Cash Proceeds which could typically be realized at a properly advertised and professionally managed liquidation sale, conducted under orderly sale conditions for an extended period of time (usually six to nine months), under the economic trends existing at the time of the appraisal.

“Note” or “Notes”:  Shall have the meaning provided in Section 2.1(f).

“Obligations”:  All loans, advances, indebtedness, notes, liabilities, overdrafts, and other amounts, liquidated or unliquidated, each of every kind, nature and description, arising under the Loan Documents, including, without limitation, principal and interest, and whether secured or unsecured, direct or indirect, absolute or contingent, due or to become due, now existing, presently intended or contemplated, or hereafter contracted, including, without limitation the repayment of any amounts that Lenders may advance or spend for the maintenance or preservation of the collateral and any other expenditures Lenders may make under the provisions of the Loan Documents or for the benefit of Borrower, and any of the foregoing that arises after the filing of a petition by or against Borrower under the Bankruptcy Code, even if the obligations do not occur because of the automatic stay under § 362 of the Bankruptcy Code or otherwise.

“OFAC”:  As defined in Section 6.3(b).

“Patriot Act”:  As defined in Section 6.3(b).

“PBGC”:  The Pension Benefit Guaranty Corporation.

“Permitted Liens”:  The Liens described in Section 7.1.

“Person”:  An individual, corporation, company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, Governmental Authority, limited liability company, limited liability partnership or other entity.

“Plan”:  Any plan subject to the minimum funding requirements of Section 412 of the Internal Revenue Code of 1986, as amended.

“Pro Rata Share”: With respect to all matters relating to any Lender, the percentage obtained by dividing (a) the portion of the Maximum Loan Amount such Lender has agreed to fund, as set forth on Schedule 1.1.1 by (b) the Maximum Loan Amount.

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no Person determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee.

“Reportable Event”:  As such term is defined in 29 U.S.C.A. §1343.

“Required Lenders”: Lenders who have agreed to fund more than 66 2/3% of the Maximum Loan Amount; provided, however, if there are only two (2) Lenders (including IDB), Required Lenders shall mean all Lenders.

“Revolving Loan”:  The loan described in Section 2.1(a).

“Solvent”:  With respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Stock”: All shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder”: With respect to any Person, each holder of Stock of such Person.

“Subordinated Indebtedness”:  Any Indebtedness of Borrower that is expressly subordinated to the Obligations of Borrower to Agent and the Lenders, on terms and conditions acceptable to Agent in its discretion.

“Subordination Agreements”:  Any subordination agreement in favor of Agent, for the benefit of itself and the Lenders, relating to Subordinated Indebtedness, which is acceptable to Agent in form and substance, as the same may be modified or amended from the time to time, the terms of such agreements are incorporated herein by reference as though fully set forth herein at length.

“Subsidiary”:  Any corporation more than a majority (by number of votes) of the common stock of which is at the time owned or controlled by Borrower or a Subsidiary of Borrower.

“Tangible Net Worth”:  As to any Person, the sum of (a) members’ or owners’ equity determined in accordance with GAAP, plus (b) Subordinated Indebtedness, minus (c) Intangible Assets, minus (d) prepaid assets, minus (e) all loans or advances to Affiliates of such Person and/or related parties, minus (f) at Lender’s discretion, assets of Subsidiaries or Affiliates of such Person or the investment of such Person in any Subsidiaries or Affiliates to the extent reflected on the financial statements of such Person, if such Subsidiary or Affiliate is the subject of any bankruptcy, dissolution or insolvency proceeding, or a trustee, receiver or custodian of all or any part of the properties or assets of such Subsidiary or Affiliate has been appointed.

“Termination Date”:  The earlier of (a) the Final Maturity Date or (b) the date on which Lenders’ agreement to make Advances under the Revolving Loan shall have terminated.

“Uniform Commercial Code”: The Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

1.2           Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given thereto in accordance with GAAP.

1.3           Terms such as “account debtors”, “accounts”, “accounts receivable”, “advises”, “chattel paper”, “contract rights”, “commercial tort claims”, “confirmations”, “control”, “deposit accounts”, “documents”, “equipment”, “farm products”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letters of credit”, “letter of credit rights”, “payment intangibles”, “proceeds”, “products”, “supporting obligations” and the like, shall, unless otherwise specifically defined herein, have the meanings applicable to them for the purposes of Article 9 (Secured Transactions) of the Uniform Commercial Code.  All other terms defined in the Uniform Commercial Code and used herein shall have the same definitions herein as specified therein.  However, if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article of the Uniform Commercial Code, the term has the meaning specified in Article 9.

SECTION 2
AMOUNTS AND TERMS OF LOAN

2.1           Terms of Revolving Loan.  Subject to the terms and conditions of this Agreement, and to Borrower’s observance and performance of, and compliance with, all terms, conditions, warranties, representations and covenants of this Agreement, and the timely payment of the Obligations of Borrower to Agent and the Lenders:

(a)           Revolving Loan.  Lenders may in their discretion lend and re-lend to Borrower amounts which shall not exceed Borrowing Availability.  Until the Termination Date, Borrower may borrow, repay and re-borrow under this Section 2.1(a).  If the aggregate amount of the Revolving Loan at any time shall exceed Borrowing Availability at such time, Borrower shall immediately repay the Revolving Loan to the extent required to eliminate such excess.  The Pro Rata Share of any Lender shall not at any time exceed the lesser of (i) its Pro Rata Share of the Borrowing Availability and (ii) that portion of the Maximum Loan Amount which such Lender has agreed to fund as set forth on Schedule 1.1.1.  The obligations of each Lender hereunder shall be several and not joint.

(b)           Procedure for Advances.  Amounts loaned or re-loaned to Borrower pursuant to the Revolving Loan shall be delivered to Borrower by credit to any general deposit account maintained by Borrower with Agent or such other method as Required Lenders and Borrower shall agree upon.  All requests for Advances under the Revolving Loan made by Borrower must include all required information needed by Agent to evaluate the assets being purchased by Borrower in connection with the Advance request.  Agent shall make such Advance, upon Agent’s satisfaction that it has all necessary information to perform the evaluation and Agent determines in its discretion that it will provide an Advance for such assets.  Such notice of borrowing shall be in the form of Schedule 2.1(b), shall be irrevocable and shall specify the principal amount of the proposed borrowing and the proposed borrowing date, which must be a Business Day, and Borrower shall be bound to make a borrowing in accordance therewith.  Agent may act without liability upon the basis of written or telephonic notice believed by Agent in good faith to be from Borrower (or from any officer or employee thereof authorized to make such a request as designated by Borrower in writing delivered to Agent) and Borrower hereby waives the right to dispute Agent’s record of the terms of any such notice of borrowing.

(c)           Method of Payment.  The outstanding principal amount of the Revolving Loan and all interest and fees thereon shall be payable by Borrower to Agent, for the benefit of the Lenders, on or before the Termination Date, in immediately available funds. Until such time as all Obligations of Borrower to Agent and the Lenders are fully paid and satisfied and Lenders shall have no further obligation to make further Advances under the Revolving Loan pursuant to this Agreement, payment of principal shall occur in accordance with the provisions of Section 2.1(d).

(d)           Blocked Account.  So long as any principal of or interest on the Revolving Loan (whether or not due) shall remain unpaid or Lenders shall have any commitment or agreement to lend hereunder, Borrower shall continue to maintain the Blocked Account with Agent.  Borrower hereby grants to Agent, for the benefit of itself and the Lenders, a continuing security interest in (i) the Blocked Account and all funds held in such account, (ii) all certificates and instruments, if any, from time to time evidencing such account, (iii) all notes, checks and other instruments from time to time deposited in such account, (iv) all interest, if any, from time to time received in respect of such account and (v) all other property of Borrower from time to time in possession under the control of or in transit to Agent or any Lender.  Borrower also hereby transfers to Agent, for the benefit of itself and the Lenders, the exclusive dominion and control of the Blocked Account and Borrower shall have no right of withdrawal from such account.  Except as otherwise expressly provided to the contrary in this Agreement and any other Loan Documents, Borrower shall take all such actions as Agent in good faith deems necessary or appropriate to ensure that at all times on and after the Closing Date all proceeds of all Collateral against which Lenders shall have made Advances under this Agreement are deposited in the Blocked Account.  Upon receipt by Borrower, or any financial institution for the account of Borrower, any proceeds from the sale of any Collateral against which Lenders shall have made Advances hereunder, Borrower shall, or shall cause such financial institution to, transmit in the form received, before the close of business on the next succeeding Business Day, all such proceeds (properly endorsed, where required, so that all items delivered shall be collected by Agent) to Agent for credit to the Blocked Account.  Borrower shall not, and shall cause any such financial institution not to, commingle any such proceeds so received with Borrower’s other property, and shall hold separate and apart from all other property, all such proceeds in an express trust for the benefit of Agent and the Lenders until delivery thereof is made to Agent.  Credit for proceeds deposited in the Blocked Account shall be given on a daily Business Day basis upon deposit (credit for proceeds deposited in immediately available funds shall be given on the Business Day deposited) and shall be conditional upon final payment of the deposited item.  For purposes of calculating interest only, credit for proceeds shall be given 2 Business Days after final payment of the deposited item (credit for proceeds deposited in immediately available funds shall be given on the Business Day deposited).  Borrower hereby agrees not to deposit any monies into the Blocked Account, or otherwise permit any moneys to be deposited into such account or commingled with other funds in such account, except proceeds of the Collateral.  Payments received after 2:00 p.m. New York time on any Business Day other than the last Business Day of a calendar month, payments received after 1:00 p.m. New York time on the last Business Day of a calendar month, and payments received on a day that is not a Business Day shall be deemed to have been received on the following Business Day.  In the event net proceeds from the sale of Eligible Assets received by Agent shall exceed the principal balance of Advances made by Lenders against such Eligible Assets, plus accrued and unpaid interest relating thereto, Borrower may request in the Notice of Borrowing such excess proceeds to be delivered to Borrower in the manner described in Section 2.1(b).  So long as no Event of Default has occurred and is continuing, Agent agrees (and Lenders authorize Agent) to deliver such excess proceeds to Borrower.

(e)           Statement of Account.  At least once each month Agent shall render and send to Borrower a statement of account showing amounts loaned, all other charges, expenses and items chargeable to Borrower pursuant to this Agreement, payments made by Borrower against the Obligations arising pursuant to the Revolving Loan, proceeds collected and applied to said Obligations, other appropriate debits and credits and the total of the Obligations of Borrower to Agent and the Lenders as of the date of the statement for the Revolving Loan, and the statement of account shall be conclusively presumed to be correct in all respects, except for specific objections which Borrower makes in writing within thirty (30) days from the date upon which the statement of account is sent.

(f)           Notes.  The maximum amount of the Revolving Loan shall be evidenced by the Note, and the balance due from time to time on the Note shall be conclusively evidenced by Agent’s records of disbursements and repayments, subject to Section 2.1(e).  Borrower shall execute and deliver to each Lender a note to evidence the Pro Rata Share of the Maximum Loan Amount of that Lender.  Each note shall be in the principal amount of the Pro Rata Share of the Maximum Loan Amount of the applicable Lender, dated the Closing Date and substantially in the form of Exhibit C (the foregoing, and any promissory notes in renewal thereof or substitution or replacement therefor, each a “Note” and, collectively, the “Notes”).  Each Note shall represent the obligation of the Borrower to pay the amount of the applicable Lender’s Pro Rata Share of the Maximum Loan Amount or, if less, such Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Advances to Borrower together with interest thereon.  The entire unpaid balance of the aggregate Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date

2.2           Interest.

(a)           Borrower shall pay interest to Agent, for the benefit of the Lenders, in arrears on each applicable Interest Payment Date, at the Interest Rate, subject to Section 2.2(d).

(b)           If any payment on any Revolving Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of Interest Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)           All computations of interest and fees shall be calculated on a per annum basis on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and fees are payable.  The Base Rate is a floating rate determined for each day.  Each determination by Agent of an interest rate and fees hereunder shall be final, binding and conclusive on Borrower, absent manifest error.

(d)           So long as an Event of Default has occurred and is continuing, at the election of Agent confirmed by written notice from Agent to Borrower, the interest rates applicable to the Revolving Loan shall be increased to the Default Rate, and all outstanding Obligations shall bear interest at the Default Rate.  Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

(e)           Notwithstanding anything to the contrary set forth in this Section 2.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lenders is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest  hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 2.2(a) through (d), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply.  In no event shall the total interest received by Lenders pursuant to the terms hereof exceed the amount that Lenders could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.  If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.  If, notwithstanding the provisions of this Section 2.2(e), a court of competent jurisdiction shall finally determine that Lenders have received interest hereunder in excess of the Maximum Lawful Rate, Lenders shall, to the extent permitted by applicable law, promptly apply such excess in the order and manner as Lenders shall determine in their discretion, or as a court of competent jurisdiction may otherwise order.

2.3           Indemnity.  Borrower shall indemnify and hold harmless Agent, the Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, and any and all reasonable legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction).  NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER, EXCEPT TO THE EXTENT OF SUCH INDEMNIFIED PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

2.4           Fees.

(a)           Closing Fee.  In further consideration of the agreements contained herein, Borrower shall pay to Lender a closing fee in an amount equal to Thirty-Seven Thousand Five Hundred Dollars ($37,500), which fee shall be non-refundable and fully earned as of the Closing Date.  This closing fee shall be payable as follows: Twenty Thousand Dollars ($20,000) on the Closing Date and the balance of Seventeen Thousand Five Hundred Dollars ($17,500) upon the earlier of (i) the date the outstanding principal balance of the Revolving Loan exceeds Four Million Dollars ($4,000,000), (ii) the occurrence of an Event of Default and (iii) June 2, 2010.

(b)           Field Examination Fees, Costs and Expenses.  Borrower shall pay to Lender all reasonable fees incurred in connection with any such field examination, audit or inspection of any Collateral or Borrower’s operations or business conducted by or on behalf of Lender, together with all actual out-of-pocket costs and expenses incurred in conducting any such field examination, audit or inspection.  Such fees and expenses shall be due and payable upon completion of any field examination, audit or inspection.  If any field examination, audit or inspection is conducted by Lender’s employees, the fees paid to Lender shall be at the rates established from time to time by Lender as its field examination fees (which fees are currently assessed at One Thousand Dollars ($1,000) per day per examiner).  If any field examination, audit or inspection is conducted by third parties on behalf of Lender, Borrower shall reimburse Lender for the actual fees and expenses charged by such third parties.

(c)           Late Charges.  Should any payment required under this Agreement not be paid when due, it is recognized by Borrower that Lender will incur extra expenses for the handling of delinquent payments, the exact amount for such extra expenses being impracticable or extremely difficult to ascertain, but that a charge of five percent (5%) of such payment would be a fair approximation of the expense incurred by Lender.  Therefore, Borrower shall, in such event, without further notice and without prejudice to any other rights which Lender may have pursuant to this Agreement or any other Loan Document, pay to Lender to cover such expenses incurred in handling such delinquent payment a “late charge” of five percent (5%) of such delinquent payment.

(d)           Extension Fee.  In the event the Required Lenders agree to grant an extension of the Holding Period for any Eligible Assets from 150 days to 180 days, Borrower shall pay to Agent, for the benefit of the Lenders, an extension fee of one half of one percent (0.50%) of the then outstanding principal balance of the Advance relating to the Eligible Assets subject to such extension.

2.5           Application and Allocation of Payments.

(a)           All payments shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share.  Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrower as Agent may deem advisable.  In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to fees and Agent’s expenses reimbursable hereunder; (2) to interest on the Revolving Loan, ratably in proportion to the interest accrued as to each Revolving Loan; (3) to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 12.16; and (4) to principal payments on the Revolving Loan.

(b)           Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all fees, expenses, charges, costs (including insurance premiums in accordance with Section 6.6) and interest, owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Borrowing Availability at such time or would cause the aggregate balance of the Revolving Loan to exceed the Borrowing Base after giving effect to such charges.  At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

SECTION 3
SECURITY INTEREST AND FINANCING STATEMENT

3.1           In consideration of Lenders granting to Borrower the Revolving Loan in accordance with the terms and conditions of this Agreement, Borrower, to secure payment and performance of all of the Obligations of Borrower to Agent and the Lenders, hereby grants to Agent, for the benefit of itself and the Lenders, a security interest in the Collateral, which security interest shall remain in full force and effect until all of the Obligations of Borrower to Agent and the Lenders are fully paid and satisfied and Lenders’ agreement to grant Advances under the Revolving Loan hereunder shall have terminated.

3.2           Borrower hereby irrevocably authorizes Agent at any time and from time to time to file in any jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code in such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower, and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates.  Borrower agrees to furnish any such information to Agent promptly upon request.  Borrower also ratifies its authorization for Agent to have filed in any jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

3.3           Borrower covenants and agrees with Agent and the Lenders that:

(a)           In the event that any Collateral, including proceeds, is evidenced by or consists of negotiable collateral (including without limitation letters of credit, letter-of-credit rights, instruments, promissory notes, draft documents or chattel paper (including electronic and tangible chattel paper)), and if and to the extent that perfection or priority of Agent’s security interest (for the benefit of itself and the Lenders) is dependent on or enhanced by possession, Borrower, immediately upon the request of Agent, shall endorse and deliver physical possession of such negotiable collateral or chattel paper to Agent.

(b)           Borrower shall take all steps reasonably necessary to grant Agent, for the benefit of itself and the Lenders, control of all electronic chattel paper in accordance with the Uniform Commercial Code and all “transferable records” as defined in each of the Uniform Electronic Transaction Act and the Electronic Signatures in Global and National Commerce Act; and

(c)           If Borrower retains possession of any chattel paper or instruments with Agent’s consent, such chattel paper and instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured thereby are subject to the security interest of Israel Discount Bank of New York, as agent for itself and certain lenders of Borrower.”

SECTION 4
CONDITIONS PRECEDENT

4.1           Conditions Precedent to the Initial Advances.  Lenders’ agreement to lend or re-lend amounts to Borrower pursuant to the Revolving Loan is conditioned upon prior or simultaneous delivery by Borrower to Agent, and Agent’s satisfactory review, of the Loan Documents properly executed, and the other information, all as set forth on the Document List.

4.2           Conditions Precedent to the All Advances.  The obligation or agreement of Lenders to make each extension of credit requested by Borrower under this Agreement shall be subject to the fulfillment, to Agent’s satisfaction, of all of the following conditions:

(a)           The representations and warranties contained in this Agreement and in each of the other Loan Documents, shall be true on and as of the date of the signing of this Agreement and, except for representations and warranties that refer to a specific date, on the date of each extension of credit with the same effect as though such representations and warranties had been made on and as of each such date, and, on each such date, no Default or Event of Default shall have occurred and be continuing to exist;

(b)           No event or circumstance having a Material Adverse Effect has occurred and is continuing since May 21, 2009 as determined by Agent in its sole discretion;

(c)           No Default or Event of Default shall have occurred or would result after giving effect to the requested Revolving Loan;

(d)           After giving effect to the requested Advances, the outstanding principal amount of the aggregate Revolving Loan would not exceed Borrowing Availability; and

(e)           If requested by Lender in the event the requested Advance exceeds $500,000, receipt by Agent of an appraisal of the Eligible Assets, to determine the Net Orderly Liquidation Value of such Eligible Assets, conducted by an appraiser acceptable to the Required Lenders in their sole discretion and at Borrower’s cost and expense.  In the event Lenders have agreed to make any Advances against real estate, Lenders may also require environmental reports, conducted by an environmental consultant acceptable to Agent in its sole discretion and at Borrower’s cost and expense.  Borrower agrees not to intentionally propose, modify or structure (or permit to be structured) any Advances, whether as a single Advance or a series of Advances for the purchase of Eligible Assets that could reasonably be deemed to be part of the same transaction, for the purpose of evading the requirements of this Section 4.2(e).

The request and acceptance by Borrower of the proceeds of the Revolving Loan shall be deemed to constitute, as of the date thereof, (1) a representation and warranty by Borrower that the conditions in this Section 4 have been satisfied and (2) a reaffirmation by Borrower of the granting and continuance of Agent’s Liens pursuant to the Loan Documents.

SECTION 5
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Agent and the Lenders that:

5.1           Formation, Qualification and Good Standing.  Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization as set forth on Schedule 5.1 and is duly qualified and in good standing under the laws of each other jurisdiction in which such qualification is required.  Borrower’s exact legal name is that indicated on the signature page hereof, and Borrower’s organizational identification number and Federal employer identification number are set forth on Schedule 5.1.

5.2           Power and Authority.  Borrower has the power to execute, deliver, and perform this Agreement and the other Loan Documents, to borrow hereunder and to grant the Liens hereunder and under the other Loan Documents, and has taken all necessary action to authorize (a) the borrowing hereunder on the terms and conditions of this Agreement, (b) the granting of the Liens hereunder and under the other Loan Documents and (c) the execution, delivery and performance of this Agreement and the other Loan Documents.

5.3           Operation of Business.  Borrower possesses, in full force and effect, all franchises, patents, licenses, trademarks, trademark rights, trade names, trade name rights, trade secrets, fictitious name authorizations or certificates and copyrights to conduct its business as now conducted, without, to the best of Borrower’s knowledge, any conflict with the franchises, patents, licenses, trademarks, trademark rights, trade names, trade name rights, trade secrets, fictitious name authorizations or certificates and copyrights of others.  All such franchises, patents, licenses, trademarks, trademark rights, trade names, trade name rights, trade secrets, fictitious name authorizations or certificates and copyrights, together with the applicable application and registration number of each, is set forth on Schedule 5.3.

5.4           Ventures and Subsidiaries; Outstanding Stock and Indebtedness.

(a)             Except as set forth on Schedule 5.4(a) as the same may be updated from time to time by Borrower, the Borrower is not engaged in any joint venture or partnership with any Person and has no Subsidiaries.  All of the issued and outstanding Stock of Borrower is owned by each of the Stockholders and in the amounts set forth in Schedule 5.4(a).  Except as set forth in Schedule 5.4(a), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which Borrower may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries.  All outstanding Indebtedness and Guaranteed Indebtedness of Borrower as of the Closing Date (except for the Obligations) is described in Section 7.5 (including Schedule 7.5).

(b)             As of the Closing Date, Moving Images NY LLC and Greystone Post Production Equipment LLC own no property or assets other than those described on Schedule 5.4(b).  It is Borrower’s intent as of the Closing Date to dissolve Moving Images NY LLC and Greystone Post Production Equipment LLC promptly following the sale or other disposition (including collection or write-off of accounts receivables of such assets).

5.5           Nature of Business.  Borrower is primarily engaged in the business described on Schedule 5.5 and business relating directly thereto.

5.6           Financial Condition; Solvency.

 (a)           Borrower has provided to Agent a pro forma opening balance sheet, prepared in accordance with GAAP, which accurately reflects in all material respects Borrower’s pro forma financial condition as of May 1, 2009 after giving effect to Borrower’s acquisition of Greystone Private Equity LLC, the funding of the initial Revolving Loan, the equity contributions to be made to Borrower substantially contemporaneously therewith and the other transactions occurring on the Closing Date, as if they had occurred on May 1, 2009.

 (b)           Both before and after giving effect to (1) the Advances to be made or incurred on the Closing Date or such other date as Advances requested hereunder are made or incurred, (2) the disbursement of the proceeds of such Advances pursuant to the instructions of Borrower and (3) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower is and will be Solvent.

5.7           Taxes.

(a)           All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by Borrower have been filed with the appropriate Governmental Authority, all such tax returns, reports and statements are true, correct and complete in all material respects, and all taxes, assessments and other charges due with such tax returns, reports and statements have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest or late charge has been paid).  There are no Liens for taxes, assessments or other charges (other than for such amounts not yet due and payable) upon any assets of Borrower.  No adjustment relating to such tax returns, reports or statements has been proposed formally (whether verbally or in writing) or informally (in writing) by any Governmental Authority and, to the knowledge of Borrower, no basis exists for any such adjustment.   Proper and accurate amounts have been withheld by Borrower from its employees, independent contractors, creditors, members, partners and other third parties for all periods in compliance in all material respects with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities.

(b)           Schedule 5.7 sets forth as of the Closing Date those taxable years for which any tax returns, reports or statements of Borrower are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or to the knowledge of Borrower, any threatened assessments in connection with such audit, or otherwise currently outstanding.  Except as described in Schedule 5.7, Borrower has not executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes, assessments or other charges.

(c)           Neither Borrower nor its predecessors, if any, are liable to any Governmental Authority for any taxes, assessments or charges: (i) under any agreement (including any tax sharing agreements) or (ii) to Borrower’s knowledge, as a transferee.  As of the Closing Date, Borrower has not agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect

5.8           Litigation.  Except as set forth on Schedule 5.8, there are no outstanding judgments, actions, proceedings, claims or investigations pending or threatened before any court or Governmental Authority which, if adversely determined, may have a Material Adverse Effect.

5.9           Ownership and Liens.  Borrower has rights in or the power to transfer the Collateral and it has good and marketable title to all of its properties and assets, including, without limitation, the Collateral.  The Lien granted in Section 3.1 constitutes a valid Lien in the Collateral, subject to no Liens except for Permitted Liens.

5.10           Insurance.  Schedule 5.10 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by Borrower, as well as a summary of the terms of each such policy.

5.11           Approvals.  No consent or approval of any Person, landlord, or mortgagee, no waiver of any Lien or right of distraint or other similar right, and no consent, license, approval, or authorization of or registration, qualification, designation, declaration or filing (except any recordations required in connection with the perfection of the security interest granted in Section 3.1) with any Governmental Authority on the part of Borrower is required in connection with the execution, delivery, and performance of this Agreement or the consummation of any other transactions contemplated hereby.

5.12           Other Agreements and Restrictions.  There is no term of any contract, bond, note, indenture, or other agreement or of any charter or other corporate restriction or of any judgment, decree, order, statute, rule or regulation which materially and adversely limits the business, operations, or affairs, as presently conducted, of Borrower or its assets, and Borrower is not now in violation of any such term; and the execution, delivery and performance of, and compliance with, the Loan Documents will not (with or without the giving of notice of lapse of time, or both) result in any violations of, or be in conflict with, or constitute a default under, any such term, or result in the creation of any Liens upon any of the assets of Borrower, except for the Liens created pursuant to this Agreement.  The operations of Borrower complies with all laws, statutes, rules, regulations, ordinances, and the like, applicable to it.

5.13           Name Change, Mergers.  Except as set forth on Schedule 5.13, within the last six (6) years, Borrower has not (a) changed its name, (b) been the surviving corporation of a merger or consolidation, or (c) acquired all or substantially all of the assets of any Person.

5.14           Executive Office, Location of Collateral and Books and Records.  As of the Closing Date, (a) the current location of Borrower’s chief executive office is set forth on Schedule 5.14, (b) the warehouses and premises at which any of the Collateral is located, other than locations where Collateral is expected to be located for less than 180 days, are set forth on Schedule 5.14 or in the report provided to Agent and the Lenders pursuant to Section 6.10(a)(i), and (c) none of such locations has changed within the 12 months preceding the Closing Date or, in the case of locations described on reports provided to Agent and the Lenders pursuant to Section 6.10(a)(i), since the date of such report.  All of the records of Borrower relating to the Collateral, and the other books, records, journals, orders, receipts, and correspondence are located at Borrower’s principal place of business set forth on Schedule 5.14, except as to the corporate minute book and related records which are or may be maintained at the offices of counsel to Borrower.

5.15           Labor Matters.  As of the Closing Date (a) no strikes or other material labor disputes against Borrower are pending or, to Borrower’s knowledge, threatened, (b) hours worked by and payment made to employees of Borrower comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters, (c) all payments due from Borrower for employee health and welfare insurance have been paid or accrued as a liability on the books of Borrower, (d) except as set forth in Schedule 5.15, Borrower is not a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Schedule 5.15, if any, have been delivered to Agent and the Lenders), (e) there is no organizing activity involving Borrower pending or, to Borrower’s knowledge, threatened by any labor union or group of employees, (f) there are no representation proceedings pending or, to Borrower’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of Borrower has made a pending demand for recognition, and (g) except as set forth in Schedule 5.15, there are no material complaints or charges against Borrower pending or, to the knowledge of Borrower, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Borrower of any individual.

5.16           Reportable Events.  No Reportable Event has occurred with respect to any Plan maintained for employees of: (a) Borrower; (b) any Subsidiary of Borrower; or (c) any member of a Controlled Group of which Borrower is a part.

5.17           Compliance With Laws.  Borrower is in compliance with any and all federal laws and regulations applicable to it including, without limitation, those established by the Bureau of Alcohol, Tobacco and Fire Arms, ERISA, the Environmental Protection Agency, and the Federal Occupational Safety and Health Agency.

5.18           Government Regulation.  Borrower is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940.  Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Revolving Loan by Lenders to Borrower, the application of the proceeds thereof and repayment thereof and the consummation of the transactions contemplated by this Agreement will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

5.19           Margin Regulations.  Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  Borrower does not own any Margin Stock, and none of the proceeds of the Advances or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Advances or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.  Borrower will not take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

5.20           Full Disclosure.  The representations and warranties of Borrower set forth in this Agreement are true and correct in all respects.

5.21           No Event of Default.  Borrower has reviewed this Agreement and represents that no Default or Event of Default exists and Borrower is not in default under any other Loan Documents to which it is a party.

5.22           Enforceability of Agreement.  This Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable Federal and state bankruptcy and insolvency laws affecting generally the rights of creditors or other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

SECTION 6
AFFIRMATIVE COVENANTS

Borrower covenants and agrees with Agent and the Lenders that:

6.1           Maintain Existence.  Borrower shall preserve and keep in full force and effect its existence and all franchises, rights, and privileges necessary for the proper conduct of its business, including, without limitation, all necessary franchises, patents, licenses, trademarks, trademark rights, trade name rights, trade secrets, fictitious name authorizations, or certificates and copyrights without any conflict with such franchises, patents, licenses, trademarks, trademark rights, trade name rights, trade secrets, fictitious name authorizations or certificates and copyrights of others.

6.2           Delivery of Organizational Documents.  Borrower shall promptly deliver to Agent and the Lenders copies of any amendments or modifications to its articles of organization, and operating agreement, certified with respect to (a) the articles of organization, by the Secretary of State of the state of formation, (b) the certificate of registration or authorization in any jurisdiction where Borrower is or may be registered or authorized to conduct business as a foreign entity, by the Secretary of State of such jurisdiction, and (c) the operating agreement, by the secretary of Borrower.

6.3           Compliance with Laws.

(a)           Borrower shall comply with all laws, ordinances, rules and regulations applicable to it, now or hereafter in effect.

(b)           Borrower shall (i) ensure, and cause each Subsidiary to ensure, that none of their Stockholders, members, partners or other owners shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the Revolving Loan or any other financial accommodation from Lenders to violate any of the foreign asset control regulations of OFAC or other applicable law, (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”) as required by federal law and Agent’s and Lenders’ policies and practices.  Borrower shall deliver to Agent and the Lenders any certification or other evidence requested from time to time by Agent confirming Borrower’s compliance with this Section 6.3(b).

6.4           Payment of Taxes.  Borrower shall pay and discharge, as they become due, all taxes, assessments, debts, claims and other governmental or non-governmental charges lawfully imposed upon it or incurred by it or its properties and assets, including, without limitation, lawful claims for labor, materials and supplies which, if unpaid might become a Lien or a charge upon any of the assets of Borrower, including, without limitation, the Collateral, unless Borrower notifies Agent of such liability and authorizes Agent and the Lenders to reduce both the Maximum Loan Amount and Borrowing Availability by the amount of any unpaid liability, provided, however, that Borrower shall remit withholding and shall pay other payroll taxes to appropriate Governmental Authorities as and when due, and shall pay any obligations giving rise to such Liens immediately upon the commencement of any action to foreclose said Lien unless the same shall be stayed or a surety bond, which is satisfactory to Agent, is delivered to Agent.  Borrower shall provide Agent, if requested, with evidence of said taxes, assessments, debts, claims, and charges, and of payment thereof.

6.5           Maintenance of Properties and Assets.  Borrower shall maintain, preserve and keep all its inventories of properties and assets, including, without limitation, the Collateral, safe from vandalism and theft, in “as is, where is” condition.

6.6           Insurance.  Borrower shall maintain, with reputable insurance companies, such insurance on its properties and assets, including, without limitation, the Collateral, against such casualties and in such amounts as is acceptable to Agent and is customarily maintained by similar businesses including, without limitation, insurance against fire, casualty, all-risk, general liability, business interruption and such other risks as are customary to similar businesses, but in no event less than required by law.  All insurance policies providing for property insurance coverage and business interruption insurance shall name Agent as a loss payee and all insurance policies providing for liability coverage shall name Agent as an additional insured.  All such policies of insurance shall provide for at least thirty (30) days advance notice in writing to Agent of any cancellation or modification thereof.  If Borrower fails to pay the premiums on any such insurance, Agent and the Lenders shall have the right (but shall be under no duty) to pay such premiums for Borrower’s account.  Borrower shall repay to Lenders any sums which Lenders shall have so paid, together with interest thereon at the Default Rate, from the time of payment by Lenders until repaid.  Borrower shall deliver to Agent annually, on the anniversary of the Closing Date, and at other times upon Agent’s request, a certificate evidencing the insurance coverage then in effect, and a detailed list of insurance then in effect stating the names of the insurance companies, the amounts and rates of the insurance, dates of expiration thereof, and the properties and risks covered thereby, and within fifteen (15) days after notice from Agent, obtain such additional insurance as Agent may reasonably request.

6.7           Litigation.  Borrower shall promptly notify Agent of:

(a)           any litigation, administrative proceedings, audits, actions, proceedings, claims or investigations pending or threatened, conducted or to be conducted by the Internal Revenue Service;

(b)           any other litigation, administrative proceedings, claims or investigations pending or threatened against Borrower in excess of Fifty Thousand Dollars ($50,000) per incident, whether or not insured against;

(c)           the entry of any judgment against Borrower or the entry of any Liens, other than Permitted Liens, against any of the Collateral, whether or not insured against;

(d)           any reportable ERISA events; and

(e)           any violation of any environmental laws, including, without limitation, any material violation of laws, rules or regulations promulgated by the Environmental Protection Agency, which may have an adverse effect upon Borrower.

6.8           Location of Collateral and Books and Records.

(a)           Unless notice is given to Agent in advance of, and Agent consents in writing to, removal of the Collateral, the records relating to the Collateral, and the other books, records, journals, orders, receipts, and correspondence, to another location:

(i)           Borrower shall keep the Collateral at only those locations set forth on Schedule 5.14 or where located at acquisition or at locations provided in the report to Agent pursuant to Section 6.10(a)(i), or such other locations as Agent may, in its reasonable discretion, approve in writing; and

(ii)           Borrower shall keep its records relating to the Collateral, and its other books, records, journals, orders, receipts and correspondence, only at the principal place of business or such other site(s) set forth on Schedule 5.14, as appropriate.

(b)           Borrower shall obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased or rented real property, mortgagee of owned real property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, or is expected to be stored or located, for more than the applicable Holding Period, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent.

6.9           Change of Principal Place of Business Location.  Borrower shall promptly notify Agent of (a) any change of location of its existing places of business or Collateral storage facility, (b) the addition of any new place of business or Collateral storage facility and (c) the elimination of any existing place of business or Collateral storage facility.

6.10         Financial Reporting Requirements.

(a)           Borrower shall deliver and/or cause to be delivered to Agent and the Lenders the following:

(i)           Upon each request for an Advance under the Revolving Loan, a Borrowing Base Certificate together with (A) a detailed description of the assets to be purchased with such Advance, (B) Borrower’s cost for such assets, (C) Borrower’s internal appraisal of such assets, (D) the expected resale price per item, (E) the name of the Person selling such assets to Borrower, (F) the circumstances giving rise to Borrower’s purchase (seller bankruptcy or liquidation, for example), (G) Borrower’s selling strategy including, if applicable, estimated auction or sale dates, (H) location of such assets from the date of acquisition through such auction or other sale, (I) evidence that Borrower has paid the balance of the purchase price above the requested Advance amount (which payment by Borrower may be made immediately prior to the requested Advance), (J) a summary of Eligible Assets owned by Borrower as of the date of such request and the Net Orderly Liquidation Value of such Eligible Assets to be purchased and (K) such other information as Agent may request from time to time;

(ii)           Within fifteen (15) days after the end of each calendar month (commencing with the calendar month in which this Agreement is executed and continuing until all of the Obligations of Borrower to Agent and the Lenders are fully paid and satisfied) a Borrowing Base Certificate, properly completed and executed by Borrower as of the close of the preceding calendar month;

(iii)           Within fifteen (15) days after the end of each calendar month (commencing with the calendar month in which this Agreement is executed and continuing until all of the Obligations of Borrower to Agent and the Lenders are fully paid and satisfied) a reconciliation report setting forth, in such form as Agent shall reasonably require, a summary of all collections, payments and adjustments made or received by Borrower with respect to its sales of Eligible Assets during such preceding calendar month;

(iv)           Within fifteen (15) days after the end of each fiscal quarter of Borrower (commencing with the quarterly fiscal period in which this Agreement is executed and continuing until such time as Agent receives notice that such entities have been dissolved or have become a Guarantor as described in Section 6.22(d)), a statement in form and substance acceptable to Agent and including the certification of the principal financial officer of Borrower that neither Moving Images NY LLC nor Greystone Post Production Equipment LLC have acquired or own any assets.

(v)           Within forty-eight (48) days after the end of quarterly fiscal period in each fiscal year of Borrower during the term of this Agreement (commencing with the quarterly fiscal period in which this Agreement is executed and continuing until all of the Obligations of Borrower to Agent and the Lenders are fully paid and satisfied), an unaudited internally prepared consolidated and consolidating balance sheet of Borrower and its Subsidiaries and the related consolidated and consolidating statements of income and cash flows for the (1) quarterly fiscal period then ended, and (2) period from the beginning of the current fiscal year to the end of such quarterly fiscal period, all in reasonable detail, prepared in accordance with GAAP;

(vi)           Within one hundred twenty (120) days after the end of each fiscal year of Borrower (commencing with the fiscal year in which this Agreement is executed and continuing until all of the Obligations of Borrower to Agent and the Lenders are fully paid and satisfied), a consolidated and consolidating balance sheet of Borrower and its Subsidiaries, as of the end of such year and the related consolidated and consolidating statements of income, owners’ equity and cash flows thereof for such year, all in reasonable detail and prepared on a review basis, without qualification and in accordance with GAAP, by independent certified public accountants, reasonably acceptable to Agent (it being understood that Deloitte & Touche LLP or a nationally recognized independent certified public accounting firm in the United States of America is as of the Closing Date acceptable to Agent);

(vii)           Together with the quarterly and annual financial statements delivered pursuant to this Section 6.10, a statement in form and substance acceptable to Agent and in reasonable detail showing the calculations used in determining compliance with the financial covenants set forth in this Agreement, and including the certification of the principal financial officer of Borrower that (1) all financial information provided to Agent and the Lenders during the fiscal quarter then ended presents fairly in accordance with GAAP (subject to normal year-end adjustments, as applicable) the financial position, results of operations of Borrower and its Subsidiaries, on both a consolidated and consolidating basis as at the end of such fiscal quarter and for that portion of the fiscal year then ended, (2) any other information provided to Agent and the Lenders is true, correct and complete in all material respects when provided and (3) no Default or Event of Default is in existence as of the date of such statement or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default;

(viii)        Within forty-eight (48) days after the end of each fiscal quarter of Counsel Corporation during the term of this Agreement (commencing with the quarterly fiscal period in which this Agreement is executed and continuing until all of the Obligations of Borrower to Agent and the Lenders are fully paid and satisfied), the internally prepared consolidated and consolidating balance sheet of Counsel Corporation and its Subsidiaries, and the related consolidated and consolidating statements of income and cash flows, for the period from the beginning of the current fiscal year to the end of such quarterly fiscal period, all in reasonable detail, prepared in accordance with GAAP as in effect in Canada;

(ix)           Within forty-eight (48) days after the end of each fiscal quarter of C2 Global Technologies Inc. during the term of this Agreement (commencing with the quarterly fiscal period in which this Agreement is executed and continuing until all of the Obligations of Borrower to Agent and the Lenders are fully paid and satisfied), the internally prepared consolidated and consolidating balance sheet of C2 Global Technologies Inc. and its Subsidiaries, and the related consolidated and consolidating statements of income and cash flows, for the period from the beginning of the current fiscal year to the end of such quarterly fiscal period, all in reasonable detail, prepared in accordance with GAAP;

(x)  Within one hundred twenty (120) days after the end of each fiscal year of Counsel Corporation (commencing with the fiscal year in which this Agreement is executed and continuing until all of the Obligations of Borrower to Agent and the Lenders are fully paid and satisfied), the audited consolidated and consolidating balance sheet of Counsel Corporation and its Subsidiaries, as of the end of such year and the related consolidated and consolidating statements of income, owners’ equity and cash flows thereof for such year, all in reasonable detail and prepared in accordance with GAAP as in effect in Canada;

(xi)           Within one hundred twenty (120) days after the end of each fiscal year of C2 Global Technologies Inc. (commencing with the fiscal year in which this Agreement is executed and continuing until all of the Obligations of Borrower to Agent and the Lenders are fully paid and satisfied), the audited consolidated and consolidating balance sheet of C2 Global Technologies Inc. and its Subsidiaries, as of the end of such year and the related consolidated and consolidating statements of income, owners’ equity and cash flows thereof for such year, all in reasonable detail and prepared in accordance with GAAP;

(xii)           Such additional financial statements or information of Borrower and the Guarantors as Agent shall reasonably require.

(b)           Borrower authorizes Agent to communicate directly with its independent certified public accountants and authorizes and, at Agent’s request, shall instruct those accountants and advisors to disclose and make available to Agent any and all financial statements and other supporting financial documents, schedules and information relating to Borrower or any of its Subsidiaries with respect to the business, financial condition and other affairs of Borrower or any of its Subsidiaries.  Any statement, report, compilation, tax return or other document or writing which is the result of professional accounting services provided by Borrower’s accountant shall be accompanied by a written communication, in form and substance satisfactory to Agent, signed by Borrower stating, among other things, that Borrower, as applicable, have knowledge of Agent’s and the Lenders’ reliance or intended reliance on such statements, reports, compilations, tax returns and other documents or writings.  So long as no Event of Default has occurred and is continuing, Agent agrees to provide reasonable notice to Borrower and an opportunity for Borrower to consult with Agent prior to Agent communicating with Borrower’s independent certified public accountants and advisors.

6.11         Other Reporting Requirements.  Borrower shall furnish to Agent and the Lenders:

(a)           promptly, but not later than three (3) business days, following Agent’s request, a signed copy of Borrower’s purchase order issued for the purchase of any Eligible Assets, a bill of sale issued by the seller thereof to Borrower, as purchaser, and such other confirmation that Borrower’s acquisition of such Eligible Assets has been consummated as Agent may request from time to time.

(b)           as soon as possible and in any event within thirty (30) days after Borrower or a duly appointed administrator of a Defined Benefit Plan knows or has reason to know that any Reportable Event has occurred with respect to any Defined Benefit Plan, a statement of the chief financial officer of Borrower setting forth details as to such Reportable Event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC or a statement that said notice will be filed with the annual report to the United States Department of Labor with respect to such Defined Benefit Plan if required under applicable regulations;

(c)           promptly after the filing thereof with the United States Department of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Defined Benefit Plan;

(d)           promptly after receipt thereof, a copy of any notice Borrower or any other member of a Controlled Group may receive from the United States Department of Labor, the Internal Revenue Service or the PBGC with respect to any Defined Benefit Plan; and

(e)           promptly after the sending of, making available or filing of the same, copies of any reports, proxy statements and financial statements which Borrower shall send or make available to all of its Stockholders, and any registration statements and any reports which Borrower shall file with the Securities and Exchange Commission.

6.12         Fees and Expenses in Protecting Rights.  If at any time or times or from time to time Agent or any Lender employs counsel or any other professionals or consultants for advice or other representation:

(a)           with respect to the Collateral, the Obligations of Borrower to Agent and the Lenders, this Agreement, or any other Loan Document;

(b)           to represent Agent or Lenders in any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by Agent, Borrower or any other Person) in any way or respect relating to the Collateral, the Obligations of Borrower to Agent and the Lenders, this Agreement or any other Loan Document;

(c)           to protect, collect, sell, liquidate otherwise dispose of the Collateral;

(d)           to attempt to or to enforce Agent’s Liens upon any Collateral; and/or

(e)           in otherwise protecting, enforcing or exercising its interests, Rights or Remedies created by, connected with or provided in this Agreement, or performance pursuant to this Agreement;

then, the reasonable attorneys’ fees, costs and expenses arising from such services, and all other expenses, costs, charges and other fees of Agent and the Lenders in any way or respect arising in connection with or relating to any of the events described in this Section shall be added to the amount of the Obligations of Borrower to Agent and the Lenders, and shall be payable on demand.  Any of the amounts payable hereunder by Borrower may be paid by Agent or any Lender, and if and when so paid, shall be deemed to be advances under the Revolving Loan.

6.13         Fees and Expenses Incident to Preparation, Execution and Delivery of Agreement.  Borrower shall pay on demand all reasonable legal fees, recording expenses and other reasonable and necessary disbursements of Agent and the Lenders incident to the preparation, execution and delivery of this Agreement and the other Loan Documents.

6.14         Financial Records in Accordance with GAAP.  Borrower shall, at all times and in accordance with GAAP, keep complete and accurate books and records concerning its business, affairs and operations and concerning its properties and assets, including, without limitation, the Collateral.

6.15         Legends on Books and Records and Collateral.  Borrower shall promptly make, stamp or record such entries or legends on Borrower’s internal books and records, chattel paper or on any of the other Collateral as Agent shall request from time to time to indicate and disclose that Agent has a Lien upon the Collateral.

6.16         Inspection or Examination of Properties and Assets.  Borrower shall at any time during regular business hours while no Event of Default has occurred and is continuing and at any time following the occurrence and during the continuance of an Event of Default, permit Agent to inspect or examine the properties and assets of Borrower, including, without limitation, the Collateral, and further to examine, check, audit, make copies of or extracts from any of Borrower’s books, records, journals, receipts, orders, correspondence or other data relating to the Collateral, and to independently verify the orders and accounts receivable of Borrower.  Any and all costs and expenses incurred by Agent in connection with any inspection or examination conducted by Agent in accordance with this Section 6.16 shall be the sole responsibility of Borrower.

6.17         Use of Loan Proceeds.  Borrower shall use the initial Advances under this Agreement to purchase 100% of the membership interests in Greystone Private Equity LLC and shall use all other loans and advances made pursuant to this Agreement solely for the acquisition of Eligible Assets. The initial Advances used to purchase 100% of the membership interests in Greystone Private Equity LLC in an amount not to exceed $1,364,059.54, shall not be included in calculating Borrowing Availability.

6.18         Further Assurances.  Borrower shall procure and deliver to Agent or execute any mortgage, security agreement, financing statement or other writing necessary to evidence, preserve, protect or enforce Agent’s rights and interests to or in the Collateral (for the benefit of itself and the Lenders) or in any other collateral agreed to by the parties.

6.19         Change in Financial Condition.  Borrower shall immediately notify Agent and the Lenders of any business development or any change in the financial condition of Borrower, the effect of which may have a Material Adverse Effect on Borrower or any Guarantor, or of any material loss or damage to, or material diminution in, or any occurrence which would materially adversely affect, the value of any Collateral.  In the event that Agent, in its reasonable discretion, shall determine that there has been any such material loss, damage or diminution in value, Borrower shall, whenever Agent so requests, pay to Lenders, within such period as Agent shall specify, such amount as Agent, in its reasonable discretion, shall have determined represents such material loss, damage or diminution in value (any such payment, however, not to affect Agent’s Lien (for the benefit of itself the Lenders) upon the Collateral).

6.20         Additional Collateral.

(a)           Borrower hereby grants to Agent, for the benefit of itself and the Lenders, a security interest and right of setoff, as security for all Obligations to Agent and the Lenders, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any Lender or any Affiliate of Agent or any Lender, or in transit to any of them.  At any time, without demand or notice, from and after the occurrence of an Event of Default, Agent and Lenders may set off the same or any part thereof and apply the same to any Obligation of the Borrower to Agent and the Lenders, even though unmatured and regardless of the adequacy of the Collateral, or any other collateral, securing such Obligations.  ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS OF THE BORROWER TO AGENT AND THE LENDERS, PRIOR TO EXERCISING THEIR RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.  Without limiting the generality of the foregoing, if at any time the amount of the loans or advances by Lenders as allowed by this Agreement shall be exceeded, Borrower shall pay to Agent for the benefit of the Lenders, in immediately available funds, the amount of such excess if Agent so requests, or Agent may charge such amount against any deposit account of Borrower with Agent.

(b)           Borrower will provide Agent with the documents necessary for Agent to obtain control (for the benefit of itself and the Lenders) of the Collateral consisting of deposit accounts, investment property and electronic chattel paper.

(c)           In the event Borrower shall at any time hold or acquire a commercial tort claim, Borrower shall immediately notify Agent in a writing signed by Borrower of the details thereof and grant to Agent (for the benefit of itself and the Lenders) in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Agent.

(d)           Borrower shall deliver to Agent (i) all instruments and chattel paper (including all executed copies thereof, except such executed copies retained by the obligors thereunder) representing proceeds of Collateral, and (ii) promptly at Agent’s request, all invoices, original bills of lading, documents of title, original contracts, and any other writings relating thereto, and other writings or evidence of performance of contracts or evidence of shipment or delivery of the merchandise sold or services rendered in connection therewith, and (iii) promptly at Agent’s request, from time to time, additional copies of any or all of such papers or writings, and such other information with respect to any of the Collateral and such schedules of accounts receivable and other writings, as Agent may in its sole discretion deem to be necessary or effectual to evidence any loan made pursuant to this Agreement or to evidence, enforce or perfect Agent’s security interest (for the benefit of itself and the Lenders) in the Collateral, to facilitate collection of the Collateral, or to carry into effect the provisions and intent of this Agreement, all at the sole expense of Borrower.

6.21         Accounts Relating to Contracts With the United States of America.  If any of the accounts, chattel paper, general intangibles or instruments constituting Collateral arise out of contracts with the United States of America or any of its departments, agencies or instrumentalities, Borrower shall notify Agent and execute any necessary writings in order that all money due or to become due under such contracts shall be assigned to Agent, for the benefit of itself and the Lenders, and proper notice of the assignment given under the Federal Assignment of Claims Act.

6.22         Subsidiaries.

(a)             Borrower shall notify Agent (i) within ten (10) business days following the formation or acquisition of any Subsidiary which has not been formed or acquired to hold Eligible Assets, and (ii) prior to the formation or acquisition of any Subsidiary which has been formed or acquired to hold Eligible Assets.  Borrower shall cause any such newly formed or acquired Subsidiary which has been formed or acquired to hold Eligible Assets to become a guarantor of the Obligations of Borrower to Agent and the Lenders and to comply with terms and conditions reasonably acceptable to Agent and cause any and all such Subsidiaries to grant Agent, for the benefit of itself and the Lenders, a Lien upon all assets of such Subsidiary pursuant to a security agreement in form and substance acceptable to Agent.

(b)             Borrower shall notify Agent (i) upon dissolution of Moving Images NY LLC and/or Greystone Post Production Equipment LLC, (ii) in the event it alters its plan and determines not to dissolve Moving Images NY LLC and/or Greystone Post Production Equipment LLC as described in Section 5.4(b) and (iii) prior to permitting Moving Images NY LLC and/or Greystone Post Production Equipment LLC to acquire any assets after the Closing Date.  In the event of any such asset purchase shall cause such Subsidiary to become a guarantor of the Obligations of Borrower to Agent and the Lenders and to comply with terms and conditions reasonably acceptable to Agent and cause any and all such Subsidiaries to grant Agent, for the benefit of itself and the Lenders, a Lien upon all assets of such Subsidiary pursuant to a security agreement in form and substance acceptable to Agent.

6.23         Information Relating to Operations of Borrower.  Borrower shall provide to Agent and the Lenders the following information pertaining to all operations:

(a)          Copies of all material permits obtained from any federal, state or local agency;

(b)          A description of said operations and of their processes; and

(c)          Any other information which Lender may reasonably request.

6.24         Notification of Default or Event of Default.  Borrower shall immediately notify Agent, in writing, of the occurrence of a Default or an Event of Default, or of any default under the terms of any other written agreement to which Borrower, any of the Guarantors or any Subsidiaries of Borrower is party and which (if applicable to Borrower or its Subsidiaries) involves total aggregate Indebtedness of Fifty Thousand Dollars ($50,000) or (if applicable to Guarantors) involves total aggregate Indebtedness of Seven Hundred Fifty Thousand Dollars ($750,000) or more, and of the nature and period of existence of such Default or Event of Default under this Agreement, or any such default under any other agreement.

6.25         Payment of Obligations.  Borrower shall make full and timely payment of the principal, interest and other charges due and owing to Agent and the Lenders pursuant to any Obligations of Borrower to Agent and the Lenders, including, without limitation, those Obligations arising pursuant to this Agreement.

6.26         Financial Covenants.

(a)           Borrower shall maintain its ratio of Capital Funds to the outstanding principal balance of Revolving Loans of not less than 1.00 to 2.00 at any time during the term of this Agreement.  This covenant shall be measured as of the end of each fiscal quarter of Borrower.  The outstanding principal balance of the initial Advance used to purchase 100% of the membership interests in Greystone Private Equity LLC, in an amount not to exceed $1,364,059.54, shall not be included in calculating the ratio described un this Section 6.26(a).

(b)           Borrower shall not incur a net loss, calculated in accordance with GAAP, during any fiscal year.

6.27         Banking Relationship.  Borrower shall maintain its primary bank accounts with Agent.

6.28         Compliance With Loan Documents.  Borrower shall observe, perform and comply with, and shall continue, until all Obligations of Borrower to Agent and the Lenders pursuant to this Agreement are fully paid and satisfied, to observe, perform and comply with, all of the terms and conditions of the Loan Documents.

SECTION 7
NEGATIVE COVENANTS

Borrower covenants and agrees with Agent and the Lenders that:

7.1           Permitted Liens.  Borrower shall not directly or indirectly permit to exist any Liens with respect to the Collateral other than the following:

(a)           Liens for taxes not yet due;

(b)           Liens in favor of Agent (for the benefit of itself and the Lenders);

(c)           Liens and encumbrances, if any, set forth on Schedule 7.1; and

(d)           Subject to the limitations set forth in Section 7.7 and so long as there are no uncured Defaults or Events of Default, purchase money security interests granted by Borrower in connection with specific Capital Expenditures; provided, however, that the amount of the purchase money security interest shall not exceed one hundred (100%) percent of the purchase price of the asset being acquired and no asset of Borrower other than the acquired asset is used to secure the purchase.

(e)           Liens imposed by law such as mechanics’, materialmens’, landlords’ and warehousemen’s liens, and other similar liens securing obligations incurred in the ordinary course of business which are not more than 45 days due or which are being contested in good faith; provided that (i) adequate reserves or other appropriate provisions are being maintained by the Borrower in accordance with GAAP; and (ii) Borrower shall immediately pay and satisfy such Lien in the event there are commenced enforcement proceedings which threaten forfeiture of any Collateral but may after paying and satisfying such Lien continue to prosecute any contest relating thereto.

(f)           Attachment or judgment Liens individually or in the aggregate not in excess of an amount that would result in an Event of Default hereunder (exclusive of (a) any amounts that are duly bonded to the satisfaction of Agent in its discretion or (b) any amount adequately covered by insurance as to which the insurance company has acknowledged in writing its obligations for coverage); provided that (i) adequate reserves or other appropriate provisions are being maintained by the Borrower in accordance with GAAP; and (ii) Borrower shall immediately pay and satisfy such Lien in the event there are commenced enforcement proceedings which threaten forfeiture of any Collateral but may after paying and satisfying such Lien continue to prosecute any contest relating thereto;

(g)           Easements, rights of way, restrictions and other similar encumbrances which in the aggregate do not materially interfere with the use of the real property encumbered thereby;

(h)           Any renewal or extension of any Lien referred to herein provided that the lien shall not be expanded to additional property and the debt secured thereby shall not be increased;

(i)           Liens subordinated pursuant to Subordination Agreements; and

(j)           Liens on real estate debt permitted in Section 7.5(a).

7.2           Intentionally Omitted.

7.3           Nature of Business.  Borrower shall not engage in any business other than the businesses described on Schedule 5.5 and business relating thereto.

7.4           Eligible Assets.  Borrower shall not submit or represent to Agent and Lenders any assets as Eligible Assets which do not meet every requirement in every respect of Eligible Assets and shall notify Agent promptly, in writing, when any Eligible Assets cease to meet any of those requirements.

7.5           Prohibited Transactions.  Without the prior written consent of Agent, which consent will not be unreasonably withheld, Borrower shall not:

(a)           Create, incur or assume any liability for borrowed money, except Indebtedness (i) heretofore or hereinafter incurred by Borrower to Lenders, (ii) permitted pursuant to Section 7.1, (iii) incurred in the ordinary course of business to trade creditors, (iv) existing as of the date hereof acceptable to Agent and set forth on Schedule 7.5(a), or (v) incurred to acquire real estate which has not been financed by Lenders;

(b)           Create, incur, assume or permit to exist any Guaranteed Indebtedness except (i) liabilities of Borrower resulting from product warranties made by Borrower in the ordinary course of its business, and (ii) liabilities of Borrower resulting from its endorsement of items or instruments for deposit or collection in the ordinary course of its business;

(c)           Sell, lease, abandon, transfer, or otherwise dispose of, all or any substantial part of the properties or assets of Borrower other than in the ordinary course of business of Borrower;

(d)           Sell, transfer, discount or otherwise dispose of any notes, accounts or accounts receivable, or other rights to receive payment, whether with or without recourse, other than in the ordinary course of business of Borrower;

(e)           Purchase, lease, or otherwise acquire, the properties or assets, or any interest therein, of any Person, except purchases, leases or other acquisitions of real or personal property made by Borrower in the ordinary course of its business in bona fide arm’s length transactions;

(f)           Enter into any sale and leaseback arrangement;

(g)           Consolidate with, merge into, or participate in any joint venture with, or acquire all or substantially all of the property or assets of, any Person, or permit any Person to consolidate with, merge into, or participate in, any joint venture with, or acquire all or substantially all of the property or assets of, Borrower;

(h)           Create, acquire or repurchase the obligations, securities or stock of, or make capital contributions to, any Person, unless otherwise permitted under this Agreement;

(i)           Permit a Change of Control to occur;

(j)           Make loans or advances to any of its officers, directors or Stockholders, or to any other Person; and

(k)           Change its name or state of formation or its type of organization.

(l)           Make any payments on Subordinated Indebtedness subject to Subordination Agreements, except as specifically permitted pursuant to the Subordination Agreements.

7.6           Outstanding Balance of Loans.  Borrower shall not permit the aggregate outstanding balance of loans, advances or extensions of credit made by Lenders to or for the benefit of Borrower under the Revolving Loan to exceed, at any time during this Agreement, Borrowing Availability.

7.7           Fiscal Year End.  Borrower shall not change its fiscal year end from December 31.

7.8           Affiliate Transactions.  Borrower shall not enter into or be a party to any agreement or transaction with any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms that are no less favorable to Borrower than it would obtain in a comparable arms length transaction with a Person not an Affiliate of Borrower, and on terms consistent with the business relationship of Borrower and such Affiliate prior to the Agreement Date, if any, and fully disclosed to the Agent.

7.9           Dividends and Distributions.  Upon the occurrence and during the continuance of an Event of Default, Borrower will not declare or pay any dividends on any class of its membership interests, or make any payment on account of the purchase, redemption or other retirement of any such membership interests, or other securities or evidence of its Indebtedness or make any distribution in respect thereof, either directly or indirectly.  Notwithstanding anything contained in this Agreement to the contrary, Borrower shall not use the proceeds of any Advance hereunder or the proceeds of any Collateral while any Advances are outstanding to fund the payment of any amount described in this Section 7.9

SECTION 8
EVENTS OF DEFAULT

There shall be an Event of Default by Borrower under this Agreement upon the occurrence of any one or more of the following:

8.1           Borrower’s failure to pay, when due, on demand or at maturity (whether as stated or by acceleration), as the case may be, any payment of principal, interest or other charges due and owing to Lender pursuant to any Obligations of Borrower to Agent and/or the Lenders, including, without limitation, those Obligations arising pursuant to this Agreement.

8.2           A breach by Borrower or the Guarantors of any covenant contained in this Agreement or in any other Loan Document.

8.3           If any warranty or representation contained in this Agreement, including, without limitation, the warranties and representations contained in Section 5, shall be incorrect in any material respect, or if any certificate, report, financial statement or instrument given by Borrower or the Guarantors to Agent and/or Lenders shall be incorrect in any material respect.

8.4           Upon the occurrence of any one or more of the following:

(a)           dissolution, termination of existence, insolvency, business failure, appointment of a trustee, receiver or custodian of all or any part of the properties or assets of Borrower or the Guarantors;

(b)           an assignment for the benefit of creditors by, the calling of a meeting of creditors of, or the commencement of any proceeding under any bankruptcy or insolvency laws of any state or of the United States of America by Borrower or the Guarantors;

(c)           the commencement of any proceeding under any bankruptcy or insolvency laws of any state or of the United States of America, against Borrower or the Guarantors;

(d)           entering of final judgment, in excess of Fifty Thousand Dollars ($50,000), against Borrower and/or One Million Dollars ($1,000,000) against the Guarantors, in any litigation, administrative proceeding, action, proceeding, claim or investigation, unless such final judgment is discharged, bonded or stayed within thirty (30) days from the decree thereof;

(e)           the filing against any of the properties or assets of Borrower, including, without limitation, the Collateral, or against any of the properties or assets of the Guarantors of (1) any state or federal tax lien relating to withholding or other payroll taxes or (2) any other state or federal tax lien in excess of Ten Thousand Dollars ($10,000);

(f)           the occurrence of a Reportable Event under ERISA;

(g)           a Change of Control; or

(h)           dissolution, termination of existence, insolvency, business failure, appointment of a trustee, receiver or custodian of all or any part of the properties or assets of the Guarantors.

8.5           Termination or breach of any Guaranty or any documents, instruments, writings or agreements related thereto or any similar agreement executed and delivered to Agent and/or the Lenders in connection with the Obligations, or if any Guarantor attempts to terminate or challenges the validity of his, her or its liability under any such Guarantor or any documents, instruments, writings or agreements related thereto or any similar agreement.

8.6           Any Lien created hereunder or under any other Loan Document shall not be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

8.7           The occurrence of any default or event of default on the part of Borrower or the Guarantors in connection with any loans, advances or other extensions of credit by Lender to Borrower or the Guarantors, other than those loans made pursuant to this Agreement.

8.8           Notification to Borrower or Guarantors of the occurrence of any default or event of default on the part of, or the commencing of any rights or remedies against, Borrower or the Guarantors in connection with any loans, advances, leases or other extensions of credit in excess of Fifty Thousand Dollars ($50,000) as to Borrower and One Million Dollars ($1,000,000) as to Guarantors, other than accounts payable arising in the ordinary course of business of Borrower or Guarantors, if the effect of such default or event of default permits the holder(s) of such Indebtedness to accelerate the maturity of such Indebtedness prior to its stated maturity.

8.9           If any warranty or representation whether past, contemporaneous or future made in writing by Borrower or the Guarantors to Agent and/or the Lenders, other than the warranties or representations set forth in this Agreement, shall be incorrect in any material respect.

SECTION 9
LENDER’S RIGHTS AND REMEDIES

9.1           Exclusive of the occurrence of a Default or an Event of Default, Agent may (and shall at the request of the Required Lenders with respect to Sections 9.1(a) and 9.1(b)):

(a)           Whenever the Required Lenders deem themselves insecure by reason of a material adverse change in the financial condition of Borrower or the Guarantors, or of a material adverse change in the value or condition of the Collateral, terminate the Lenders’ agreement to make loans or advances to Borrower pursuant to this Agreement, declare all of the Obligations of Borrower to Agent and the Lenders to be immediately due and payable, and demand payment of all of the Obligations of Borrower to Agent and the Lenders;

(b)           Call at Borrower’s place of business at any reasonable time during regular business hours while no Event of Default has occurred and is continuing and at any time following the occurrence and during the continuance of an Event of Default, and, without hindrance or delay, inspect, audit, check and make extracts or copies from Borrower’s books, records, journals, orders, receipts, correspondence, and other data, and inspect the Collateral, the cost of which shall be the sole responsibility of Borrower;

(c)           Endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies which are payable to Borrower and constitute proceeds of the Collateral;

(d)           Receive and have access to printouts and all other information respecting financial records of Borrower maintained by external computer service companies;

(e)           Communicate, in the name of a certified public accountant, public accountant or fictitious name, with customers and account debtors of Borrower to independently verify orders and accounts receivable; and

(f)           Sign financing statements in the name of Borrower, or file financing statements without Borrower’s signature, in any relevant state or jurisdiction to perfect or maintain Lender’s security interest in any or all of the Collateral.

9.2           Upon the occurrence of an Event of Default the Agent may (and at the written request of the Required Lenders shall), in addition to all of those rights and remedies provided otherwise in this Agreement, in the Uniform Commercial Code, under other applicable law and in equity, exercise any one or more of the following rights and remedies without further demand, presentation or notice, of any kind:

(a)           Terminate Lenders’ agreement to make any further Advances pursuant to this Agreement, or otherwise, and declare all of the Obligations of the Borrower to Agent and the Lenders to be immediately due and payable; provided, that, upon the occurrence of an Event of Default pursuant to Section 8.4(a), (b) or (c), Lenders’ agreement to make any further Advances pursuant to this Agreement, or otherwise shall automatically terminate, and all of the Obligations of the Borrower to Agent and the Lenders shall become immediately due and payable;

(b)           In protecting, exercising or enforcing its interests, rights or remedies under this Agreement, receive, open and dispose of mail addressed to Borrower, provided that Agent shall return to Borrower all mail not related to the Collateral or to any of the Obligations, and in connection therewith, give such notice to any office or officials of the United States Postal Service, or any successor thereof, to effect such changes of address as Agent may deem necessary so that all mail addressed to Borrower may be delivered directly to Agent;

(c)           Require Borrower to assemble the Collateral and make it available at the principal place of business or other places of business of Borrower or other location convenient to Agent, to allow Agent to take possession or dispose of the Collateral;

(d)           Take possession of and, upon notice to Borrower, sell or otherwise dispose of any or all of the Collateral at public or private sale, Borrower agrees that ten (10) days notice of any sale or other disposition shall be sufficient, which Agent and Borrower herewith agree to be commercially reasonable and further provided, (i) Agent has no obligation to clean-up or otherwise prepare the Collateral for sale, (ii) Agent may comply with any applicable state or federal law requirements in connection with a disposition of the collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral and (iii) Agent may specifically disclaim any warranties of title or the like.

(e)           Subrogate to all of Borrower’s interests, rights and remedies in respect to the Collateral, including the right to stop delivery, and (upon notice from Borrower that the account debtor has returned, rejected, revoked acceptance of or failed to return the goods or that the goods have been reconsigned or diverted) the right to take possession of and to sell or dispose of the goods;

(f)           Execute in the name of Borrower any schedules, assignments, instruments, documents and statements which Borrower is obligated to give Agent and/or Lenders;

(g)           Sign financing statements in the name of Borrower, or file financing statements without Borrower’s signature, in any relevant state or jurisdiction to perfect or maintain Agent’s Lien (for the benefit of itself and the Lenders) in any or all of the Collateral;

(h)           Receive from all or any accountants and auditors employed by Borrower at any time during the term of this Agreement copies of any of Borrower’s financial statements, trial balances or other accounting records of any sort in their possession, together with any other information concerning the financial status or business operations of Borrower;

(i)           Charge interest on the entire outstanding balance of the Revolving Loan at the Default Rate; and

  (j)           Send a notice of assignment and/or notice of Agent’s Lien (for the benefit of itself and the Lenders) to any and all account debtors or any Person holding or otherwise concerned with any of the Collateral, and Agent shall have the sole right to enforce Borrower’s rights against account debtors and other obligors, including, without limitation, Borrower waives any right it may have to require Agent to pursue any third party for any of the Obligations or the Collateral, collect the accounts receivables and/or take possession of the Collateral and the books and records relating thereto.

9.3           To the extent that applicable law imposes duties on Agent to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is not commercially unreasonable for Agent (a) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as the Company, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this Section 9.3 is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 9.3.  Without limitation upon the foregoing, nothing contained in this Section 9.3 shall be construed to grant any rights to Borrower or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 9.3.

9.4           In addition to the rights and remedies specifically set forth herein, Agent and Lenders shall have all of the rights and remedies of a secured creditor provided in the Uniform Commercial Code, under other applicable law and in equity

9.5           Without limitation of Agent’s rights and remedies under this Agreement, Agent and Lenders shall have the right, but not the obligation, to exercise any of their rights set forth in the other Loan Documents at any time.

SECTION 10
LIMITATION ON AGENT’S DUTY IN RESPECT OF COLLATERAL

10.1           Agent shall use reasonable care with respect to the Collateral in its possession or under its control.  Neither Agent nor any Lender shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of Agent or such Lender, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

SECTION 11
ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

11.1               Assignment and Participations.

  (a)           Subject to the terms of this Section 11.1, any Lender may make an assignment to a Qualified Assignee of, or sell participations in, at any time or times, the Loan Documents, Revolving Loan and its Pro Rata Share in the Maximum Loan Amount or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder.  Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit D and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Revolving Loan to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have a Pro Rata Share in an amount at least equal to One Million Dollars ($1,000,000) and the assigning Lender shall have retained a Pro Rata Share of the Maximum Loan Amount in an amount at least equal to One Million Dollars ($1,000,000); (iv) with respect to any assignment of its Pro Rata Share in the Maximum Loan Amount or the Revolving Loan, be for a ratable portion of the assigning Lender’s interest in the Maximum Loan Amount and the Revolving Loan; (v) include a payment to Agent of an assignment fee of $3,500 by either assignee Lender or assignor Lender; and (vii) unless such an assignment is to an Affiliate of such Lender, Lender shall give notice to the other Lenders of any intent to assign.  Such Lenders shall be permitted to purchase such assignment on terms agreed to by assignor Lender and assignee Lender.  If more than one Lender wishes to purchase the Revolving Loan or a Pro Rata Share in the Maximum Loan Amount from the assigning Lender, such assignments to Lenders will be allocated on a pro-rata basis.  In the case of an assignment by a Lender under this Section 11.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder.  The assigning Lender shall be relieved of its obligations hereunder with respect to its Pro Rata Share or assigned portion thereof from and after the date of such assignment.  Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”.  In all instances, each Lender’s liability to make the Revolving Loan hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the Maximum Loan Amount.  In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned.  Notwithstanding the foregoing provisions of this Section 11.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.  The Agent shall maintain at its address referred to in Section 12.14 a copy of each Assignment Agreement delivered to and accepted by it and a register of the recordation of the names and addresses of the Lenders and the Pro Rata Share of each Lender in the Maximum Loan Amount, and principal amounts thereunder owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

  (b)           Any participation by a Lender of all or any part of its Pro Rata Share in the Maximum Loan Amount shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a “Lender”.  Except as set forth in the preceding sentence Borrower shall have no obligation or duty to any participant.  Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

  (c)           Except as expressly provided in this Section 11.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Revolving Loan, the Notes or other Obligations owed to such Lender.

  (d)           Borrower shall assist any Lender permitted to sell assignments or participations under this Section 11.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants at the cost of the applicable Lender.  Borrower shall certify the correctness, completeness and accuracy of all descriptions of Borrower and its affairs contained in any selling materials provided by them and all other information provided by them and included in such materials.

  (e)           Any Lender may furnish any information concerning Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

11.2             Appointment of Agent.  IDB is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents.  The provisions of this Section 11.2 are solely for the benefit of Agent and the Lenders and neither Borrower nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Person.  Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents.  The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender.  Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Subsidiaries or any Account Debtor that is communicated to or obtained by IDB or any of its Affiliates in any capacity.  Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

If Agent shall request instructions from Required Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining.  Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to environmental liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Required Lenders or all affected Lenders, as applicable.

11.3               Agent’s Reliance, Etc.  Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, Agent:  (a)  may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent certified public accountants, chartered accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrower or to inspect the Collateral (including the books and records) of Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

11.4               IDB and Affiliates.  With respect to its Pro Rata Share of the Maximum Loan Amount hereunder, IDB shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include IDB in its individual capacity.  IDB and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, Borrower, any of its Affiliates and any Person who may do business with or own securities of Borrower or any such Affiliate, all as if IDB were not Agent and without any duty to account therefor to Lenders.  IDB and its Affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.  Each Lender acknowledges the potential conflict of interest between IDB as a Lender holding disproportionate interests in the Revolving Loan and IDB as Agent.  None of the Lenders identified on the facing page or signature pages of this Agreement as a “syndication agent” or “documentation agent”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified as a “syndication agent” or “documentation agent”, if any, shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

11.5               Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Section 5.6(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of Borrower and its own decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

11.6               Indemnification.  Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower and without limiting the obligations of Borrower hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrower.

11.7               Successor Agent.  Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank, commercial finance company or financial institution or a subsidiary of a commercial bank, commercial finance company or financial institution if such commercial bank, commercial finance company or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000.  If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided above.  Any successor Agent appointed by Required Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent.  Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue.  After any resigning Agent’s resignation hereunder, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

11.8               Confidentiality.  Agent and each Lender agree to use reasonable efforts to maintain as confidential all confidential information provided to them by Borrower for a period of 1 year following receipt thereof, except that Agent and any Lender may disclose such information on a confidential “need to know” basis (a) to Persons employed or engaged by Agent or such Lender (including, without limitation, field examiners, appraisals and consultants),  (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8, (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process, (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law, (e) in connection with the exercise of any right or remedy under the Loan Documents, (f) in connection with any action, claim, lawsuit, demand, investigation or proceeding before any Governmental Authority or before any arbitrator or panel of arbitrators, (g) that ceases to be confidential through no fault of Agent or any Lender, or (h) to Persons that are approved in writing by Borrower.

11.9               Setoff and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 11.10(f), each Lender is hereby authorized at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due.  Subject to the application of any amounts received as a result of this Section 11.9, any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares.  Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Revolving Loan made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Revolving Loan and the other Obligations in the amount of such participation.  Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored together with interest at such rate, if any, as such Lender is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

11.10   Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a)           Advances; Payments.

(i)           Agent shall notify Lenders, promptly after receipt of a Notice of Borrowing and in any event prior to 1:00 p.m. (New York time) on the date such notice is received, by telecopy, telephone or other similar form of transmission.  Each Lender shall make the amount of such Lender’s Pro Rata Share of such Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Schedule 11.10(a) not later than 2:00 p.m. (New York time) on the requested funding date.  After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Advance to the Borrower.  All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.  In the event Agent makes any Advance available to Borrower after 2:00 p.m. (New York time) on the requested funding date, on behalf of any Lender who is unable to make the amount of such Lender’s Pro Rata Share of such Advance available to Agent in a timely manner in accordance with this Agreement, then the Lender or Lenders on whose behalf Agent makes such Advance shall repay the amount of such Advance to Agent (prior to any other repayment or reimbursement obligations arising under this Agreement) in full no later than the next Business Day on the terms set forth in this Agreement, regardless of the occurrence of any subsequent Default or Event of Default, and in such event Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Lender.

(ii)           On the 2nd Business Day of each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan.  Provided that each Lender has funded all payments or Advances required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Revolving Loan held by it (promptly upon receipt by Agent of Borrower’s payments).  To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding shortfall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.  Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Schedule 11.9(a) or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(b)           Availability of Lender’s Pro Rata Share.  Agent may assume that each Lender will make its Pro Rata Share of each Advance available to Agent on each funding date.  If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind.  If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent.  Nothing in this Section 11.10(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its agreement to make Advances hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.  To the extent that Agent advances funds to Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Lender.

(c)           Return of Payments.

 (i)           If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

 (ii)           If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)           Non-Funding Lenders.  The failure of any Non-Funding Lender to make any Advance or any payment required by it hereunder on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.  At Borrower’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, the Pro Rata Share of the Maximum Loan Amount of that Non-Funding Lender for an amount equal to the principal balance of the Revolving Loan held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e)           Dissemination of Information.  Agent shall provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, Borrower, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default.

(f)           Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Required Lenders (except as otherwise provided below), it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Required Lenders, as applicable, in accordance with the terms hereof; provided, however, that each Lender may, upon 15 Business Days’ prior written demand on Agent and Agent’s failure or refusal to commence to take commercially reasonable enforcement actions within such 15-day period, commence an action against Borrower and obtain a judgment against any such Person, but in no event shall any Lender take any action to execute on such judgment or to enforce such judgment in any manner, whether against Borrower or any Collateral, without the prior written consent of Agent.

SECTION 12
MISCELLANEOUS PROVISIONS

12.1      Obligations and Liabilities of Lenders.  Neither Agent nor any Lender shall be deemed to have assumed any liability or responsibility to Borrower or any Person for the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to Borrower by Agent or any Lender (which shall automatically be deemed to be without recourse to Agent or any Lender in any event), or for the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; and neither Agent nor Lender, by accepting such security interest in the Collateral, or by releasing any Collateral to Borrower, shall be deemed to have assumed any obligation or liability to any supplier or account debtor or to any other Person, and Borrower agrees to indemnify and defend Agent and the Lenders and hold them harmless in respect to any claim or proceeding arising out of any matter referred to in this Section 12.1.

12.2      Waiver of Notices.  Notice of default and presentment, demand, protest and notice of dishonor as to any provision of the Loan Documents or any other agreement or instrument, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description is hereby waived by Borrower, except as may be otherwise specifically provided in this Agreement.  With respect to both the Obligations and the Collateral, Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as Agent and/or the Lenders may deem advisable.  Neither Agent nor any Lender shall have any duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth specifically in this Agreement.  Borrower further waives any and all other suretyship defenses.

12.3           Increased Costs and Reduced Return.

(a)               If any Lender shall have determined in its sole judgment that the adoption, implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in the interpretation or administration thereof by, any court, central bank or other administrative authority or Governmental Authority, or compliance by such Lender with any directive of or guideline from any central bank or other administrative authority or Governmental Authority or the introduction of or change in any accounting principles applicable to Lender (in each case, whether or not having the force of law), shall (i) change the basis of taxation of payments to such Lender of any amounts payable hereunder (except for taxes on the overall net income of such Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any of the Obligations of Borrower to such Lender or against assets of or held by, or deposits with or for the account of, or credit extended by, such Lender, or (iii) impose on such Lender any other condition regarding this Agreement or any of the Obligations of Borrower to such Lender, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Lender of making any Revolving Loan or maintaining its agreement to make any Revolving Loan or to reduce any amount received or receivable by such Lender hereunder, then, upon demand by Agent, Borrower shall pay to such Lender, in immediately available funds, such additional amounts as will compensate such Lender for such increased costs or reductions in amount, together with interest on such additional amounts.

(b)               If any Lender shall have determined in its sole judgment exercised reasonably that any Capital Guideline or adoption or implementation of, or any change in, any Capital Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by such Lender with any Capital Guideline or with any request or directive of any such Governmental Authority with respect to any Capital Guideline, of the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by such Lender, and such Lender determines that the amount of such capital is increased as a direct or indirect consequence of any Revolving Loan made or maintained, or any commitment or agreement to make Advances, or such Lender’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Lender’s capital to a level below that which such Lender could have achieved but for such circumstances as a consequence of any Revolving Loan made or maintained or the commitment or agreement to make Advances, or such Lender’s other obligations hereunder (in each case, without limitation, taking into consideration such Lender’s policy with respect to capital adequacy), then, upon demand by Agent, Borrower shall pay to such Lender from time to time such additional amounts as will compensate such Lender for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender’s capital.

(c)               All amounts payable under this Section 12.3 shall bear interest from the date of demand by Agent until payment in full to the applicable Lender at the Default Rate.  A certificate of any Lender claiming compensation under this Section 12.3 shall be submitted by such Lender to Borrower, setting forth the amount due and such Lender’s reasons for invoking the provisions of this Section 12.3, and shall be final and conclusive (absent manifest error).

12.4                 Taxes.  All payments made by Borrower under or in respect to this Agreement, the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority in connection with the transactions contemplated by the Loan Documents, excluding, in the case of the Lenders, net income taxes and franchise taxes imposed on the Lenders, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and Lenders or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings for the purposes of this Section 12.4 being hereinafter called “Taxes”).  If any Taxes are required to be withheld from any amounts payable to Lenders hereunder or under or in respect of the Advances, the amounts so payable to Lenders shall be increased to the extent necessary to yield to Lenders (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, the other Loan Documents.  Whenever any Taxes are payable by Borrower, as promptly as possible thereafter Borrower shall send to Agent and the Lenders a certified copy of an original official receipt received by Borrower showing payment thereof.  If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent and the Lenders the required receipts or other required documentary evidence, Borrower shall indemnify Lenders for any incremental taxes, interest or penalties that may become payable by Lenders as a result of any such failure.  The agreements in this Section 12.4 shall survive the termination of this Agreement and full payment and satisfaction of all Obligations of Borrower to Agent and the Lenders.

12.5           Reserved.

12.6           Patriot Act Notice.  Agent hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, Agent and the Lenders may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Agent and the Lenders to identify the Borrower in accordance with the Patriot Act.  Agent and each Lender shall be required (at its sole cost and expense) to conduct its own due diligence with respect to Borrower’s compliance with the Patriot Act and Borrower agrees to cooperate with Agent and each Lender with respect thereto, provided no cost is incurred by Borrower.

12.7           Reference to Parties.  “Agent”, “Lender” and “Borrower” as used in this Agreement shall include the successors, representatives, and assigns of those parties, and shall bind all persons who become bound pursuant to this Agreement, provided, however, that Borrower shall not assign or delegate any of its rights, remedies, warranties, representations or covenants arising under this Agreement without the prior written consent of Agent and the Lenders, and any purported assignment or delegation without such consent shall be void.  It is expressly understood and agreed, however, that Lenders shall have the right to sell, transfer or otherwise assign this Agreement or enter into a participation agreement relating to this Agreement with any other lender.

12.8        Governing Law; Consent to Jurisdiction.

(a)           This Agreement is to be executed and delivered within the State of New York is to be principally performed within the State of New York and Borrower, Agent and the Lenders elect that the laws of the State of New York shall govern the construction of this Agreement and the rights, remedies, warranties, representations, covenants, and provisions hereof without giving effect to the conflict of laws rules of the State of New York, except to the extent the Uniform Commercial Code from time to time provides for the application of the law of the state of Borrower’s formation.

(b)           Any legal action or proceeding with respect to this Agreement or any other Loan Document, may be brought in the courts of the State of New York or of the United States District Court for the Southern District of New York and, by execution and delivery of this Agreement, Borrower hereby irrevocably accepts for itself in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Borrower further irrevocably consents to the service of process out of any of the aforementioned courts and in any action or proceeding by the mailing of copies thereof by registered or certified mail, return receipt requested, postage prepaid, to Borrower at its address for notices contained in Section 12.14, such service to become effective thirty (30) days after such mailing.  Borrower hereby irrevocably appoints the Secretary of the State of New York as its agent for service of process in respect of any action or proceeding.  Nothing contained herein shall affect the right of Agent and the Lenders to service of process in any other manner permitted by law or to commence any legal proceedings or otherwise proceed against Borrower in any jurisdiction.

(c)           Borrower hereby waives any rights it may have to transfer or change the venue of any litigation brought against it by Agent and the Lenders which is in any way related to this Agreement or any other Loan Document.

(d)           The provisions of this Section 12.8 shall survive the repayment of the Obligations of Borrower to Lender and the termination of this Agreement.

12.9     Severability.  If any of the provisions of this Agreement shall contravene or be held invalid under the laws of any jurisdiction, this Agreement shall be construed as if not containing such provisions and the rights, remedies, warranties, representations, covenants, and provisions hereof shall be construed and enforced accordingly in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction, or any other provisions of this Agreement in any jurisdiction.

12.10   Rights and Remedies, Etc.  The Events of Default, rights, remedies, warranties, representations, covenants, and provisions set forth in this Agreement, or as may be provided by applicable law, shall be cumulative and not alternative or exclusive, and Agent’s and the Lenders’ Rights and Remedies may be exercised by Lender at such time or times, in such order of preference, as Agent and the Lenders in their sole discretion may determine.

12.11   No Party Deemed Drafter.  Borrower, Agent and the Lenders agree that (a) no party hereto shall be deemed to be the drafter of this Agreement, and (b) if this Agreement is ever construed by a court of law, such court shall not construe this Agreement or any provision of this Agreement against any party hereto as the drafter of this Agreement.

12.12   Entire Agreement, No Waiver, Etc.  This Agreement embodies the entire agreement and understanding between Borrower, Agent and the Lenders and supersedes all prior agreements and understandings relating to the subject matter hereof.  All warranties, representations and covenants imposed or made herein shall survive the execution and delivery of this Agreement.  No delay or omission of Agent or the Lenders in exercising or enforcing any of their Rights and Remedies hereunder shall constitute a waiver thereof; and no waiver by Agent or the Lenders of any Default or Event of Default should operate as a waiver of any other Default or Event of Default.  No term or provision hereof shall be waived, altered or modified except in writing and such writing is signed by both parties.  Except as provided in the preceding sentence, no other agreement or transaction, of whatsoever nature, entered into between Agent, Lenders and Borrower at any time (whether before, during or after the effective date or terms of this Agreement), shall be construed in any particular as a waiver, modification or limitation of any of the Agent’s and Lenders’ Rights and Remedies under this Agreement nor shall anything in this Agreement be construed as a waiver, modification or limitation of any of such Rights and Remedies, not only under the provisions of this Agreement, but also of any such other agreement or transaction.  Borrower waives and will not assert against any assignee of any Lender any claim defenses or set-offs which Borrower could assert against such Lender (which claims, defenses or set-offs are not waived) except defenses which cannot be waived.

12.13   Reference to Days.  Any and all references to “days” in this Agreement shall mean calendar days except as otherwise specifically provided in this Agreement or by law.

12.14   Notices.

(a)           All notices, requests, and other communications pursuant to this Agreement, shall be in writing and, except as otherwise provided in this Section 12.14, delivered by hand, certified mail return receipt requested, overnight delivery service or telecopier (at the telecopier number set forth on Schedule 12.14), addressed to Agent, Lenders or to Borrower (as the case may be) at the address set forth on Schedule 12.14, or at such other address as either may give notice to the other as herein provided.

(b)           All notices or requests by Borrower for Advances under the Revolving Loan may be made by telephonic instructions to Agent at the telephone number set forth on Schedule 12.14, but shall nevertheless be made in writing, delivered and addressed to Agent as set forth above, or at such other address or telephone or telecopier number as Agent may give notice to Borrower as herein provided.

(c)           Any notice, request or communication hereunder addressed as aforesaid shall be deemed to have been given (i) in the case of delivery by mail, three (3) days after its deposit in the mails, postage prepaid, or (ii) in the case of delivery by overnight delivery service, one (1) day after its deposit with a reputable overnight delivery service, postage prepaid or (iii) in the case of delivery by hand, when delivered or (iv) in the case of delivery by telecopier, when transmitted and receipt confirmed by the sender obtaining a printed confirmation that the entire document has been properly transmitted to recipient; provided, however, that notice of a change of address, telephone number or telecopier number shall be deemed to have been given only when actually received by the party to which it is addressed.

(d)           Notices and other communications to Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent.  Unless Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

12.15   Ambiguity Between Agreements.  In the event of ambiguity or inconsistency between this Agreement and any other Loan Document, then the terms of this Agreement will govern.

12.16   Attorneys’ Fees and Expenses.  If Agent or any Lender retains the services of counsel by reason of a claim of a Default or an Event of Default hereunder or under any of the other Loan Documents, or on account of any matter involving this Agreement, or for examination of matters subject to Agent’s and/or any Lender’s approval under the Loan Documents, all costs of suit and all reasonable attorneys’ fees and such other reasonable expenses so incurred by Agent and the Lenders (expressly including all post-judgment collection expenses and costs) shall forthwith, on demand, become due and payable and shall be evidenced hereby.

12.17   Press Releases and Related Matters.  Borrower agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Agent, any Lender or any of the Affiliates of Agent or any Lender or referring to this Agreement or the other Loan Documents without at least two (2) Business Days' prior written notice to Agent and such Lender and without the prior written consent of Agent and such Lender unless (and only to the extent that) Borrower is required to do so under law and then, in any event, Borrower will consult with Agent and such Lender before issuing such press release or other public disclosure.  Borrower consents to the publication by Agent and such Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower's name, product photographs, logo or trademark.   Agent and each Lender reserves the right to provide to industry trade organizations generic information necessary and customary for inclusion in league table measurements.

12.18   Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when taken together, shall be deemed to be one and the same instrument.  Delivery of an executed counterpart of a signature page of this document by facsimile shall be effective as delivery of a manually executed counterpart of this document.

12.19   Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

12.20   WAIVER OF JURY TRIAL.

(a)           AGENT, LENDERS AND BORROWER HEREBY ACKNOWLEDGE THAT DISPUTES ARISING UNDER THIS AGREEMENT OR OTHERWISE RELATING TO THE OBLIGATIONS OF BORROWER TO AGENT AND LENDERS ARE LIKELY TO BE COMPLEX AND THEY DESIRE TO STREAMLINE AND MINIMIZE THE COST OF RESOLVING SUCH DISPUTES.  THEREFORE, AGENT, LENDERS AND BORROWER IRREVOCABLY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, COUNTERCLAIM, DISPUTE OR PROCEEDING BASED UPON, OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT OR OTHERWISE RELATING TO THE OBLIGATIONS OF BORROWER TO LENDER.  WITHOUT LIMITING THE FOREGOING, THIS WAIVER AND COVENANT APPLIES:

  (i)           TO ALL CLAIMS AGAINST ALL PARTIES TO SUCH DISPUTES, ACTIONS AND PROCEEDINGS INCLUDING THOSE INVOLVING AGENT, LENDERS, BORROWER OR ANY OF THEIR RESPECTIVE PARENTS, SUBSIDIARIES, AFFILIATES OR RELATED ENTITIES, OR ANY OFFICER, DIRECTOR, SHAREHOLDER, MEMBER, ATTORNEY OR PARTNER OF ANY OF THEM;

  (ii)           IRRESPECTIVE OF WHETHER SUCH DISPUTE, ACTION OR PROCEEDING ARISES UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT, NOTE, PAPER, INSTRUMENT OR DOCUMENT HERETOFORE OR HEREAFTER EXECUTED RELATING TO ANY OF THE OBLIGATIONS OF BORROWER TO AGENT AND THE LENDERS;

  (iii)           IRRESPECTIVE OF WHETHER SUCH DISPUTE, ACTION OR PROCEEDING ARISES IN CONNECTION WITH OR IS BASED UPON INTENTIONAL OR UNINTENTIONAL CONDUCT, FRAUD, IMPROPER ACTION OR FAILURE TO ACT, OR ANY OTHER CIRCUMSTANCES.

(b)           THIS WAIVER IS KNOWINGLY, AND VOLUNTARILY MADE BY BORROWER, AGENT AND LENDERS, AND BORROWER, AGENT AND LENDERS ACKNOWLEDGE THAT NEITHER OF THEM, NOR ANY PERSON ACTING ON BEHALF OF EITHER OF THEM, HAS MADE ANY REPRESENTATIONS TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT.  BORROWER, AGENT AND LENDERS FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) IN CONNECTION WITH THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF THEIR OWN FREE WILL, AND THAT THEY HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.  BORROWER, AGENT AND LENDERS FURTHER ACKNOWLEDGE THAT THEY HAVE READ, AND UNDERSTAND THE MEANING AND RAMIFICATIONS OF, THIS WAIVER.

(c)           BORROWER, AGENT AND LENDERS ACKNOWLEDGE THAT THEY HAVE BEEN INFORMED BY EACH OTHER THAT THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH EACH HAS RELIED IN ENTERING INTO THIS AGREEMENT, AND THAT THIS WAIVER PARAGRAPH SHALL BE DEEMED ENFORCEABLE INDEPENDENTLY OF ALL OTHER PROVISIONS OF THIS AGREEMENT.  EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION AS WRITTEN EVIDENCE OF THE CONSENT BY EITHER OF THEM TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  THE PROVISIONS OF THIS SUBSECTION SHALL SURVIVE THE REPAYMENT OF THE OBLIGATIONS OF BORROWER TO AGENT AND THE LENDERS AND THE TERMINATION OF THIS AGREEMENT.

[SIGNATURES ON NEXT PAGE]

COUNSEL RB CAPITAL LLC

By:
Print Name:
Print Title:

ISRAEL DISCOUNT BANK OF NEW YORK, as Agent and as a Lender

By:
Print Name:
Print Title:

By:
Print Name:
Print Title:

Exhibit List

A.	Borrowing Base Certificate

B.	Document List

C.	Form of Note

D.	Form of Assignment Agreement

E.	Process Agent Appointment Form

Schedule List

1.1.1	Commitments

2.1(b)	Notice of Borrowing

5.1	Formation, Qualification and Good Standing

5.3	Franchises, Patents, etc.

5.4(a)	Subsidiaries, Joint Ventures and Borrower Ownership

5.4(b) Property and Assets of Moving Images NY LLC and Greystone Post Production Equipment LLC

5.5	Nature of Business

5.7	Pending IRS audits

5.8	Litigation and Contingent Liabilities

5.10	List of Insurance Policies

5.13	Acquisitions of All or Substantially All Assets

5.14	Places of Business and Inventory Storage Facilities

5.15	Employment Agreements, Consulting Agreements

7.1	Permitted Encumbrances

7.5(a)	Existing Indebtedness

11.10(a) Lender’s Account

12.14	Notices